As filed with the Securities and Exchange Commission on March 17, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

NETWORK EQUIPMENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

________________

Delaware	3576	94-2904044
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6900 Paseo Padre Parkway

Fremont, California 94555-3660

(510) 713-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________

C. Nicholas Keating, Jr.

President, Chief Executive Officer and Director

Network Equipment Technologies, Inc.

Fremont, California 94555-3660

(510) 713-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

Copy to:

Timothy G. Hoxie, Esq.

Heller Ehrman LLP

333 Bush Street

San Francisco, California 94104

(415) 772-6000

________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐

Accelerated filer  ☒
Non-accelerated filer  ☐

Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
3.75% Convertible Senior Notes due 2014	$85,000,000	100%	$85,000,000	$3,340.50
Common Stock, par value $0.01	6,236,356(3)	(4)	(4)	(4)

(1)

This registration statement shall cover any additional shares of registrant’s common stock which become issuable by reason of any stock dividend, stock split or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(3)

Includes 6,236,356 shares of common stock issuable upon conversion of the notes at an initial rate of 73.3689 shares per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered shall include an indeterminate number of shares of common stock that may be issued under the antidilution provisions of the notes.

(4)

Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant.

________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 17, 2008

PROSPECTUS

$85,000,000 3.75% Convertible Senior Notes due 2014
and the Common Stock Issuable Upon Conversion of the Notes

________________

We issued the 3.75% Convertible Senior Notes due 2014, which we refer to as the “notes,” in a private placement. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from the sale of the notes or the common stock issuable upon conversion of the notes by the selling securityholders, but we have agreed to pay certain registration expenses.

The notes bear interest at an annual rate of 3.75% of the principal amount, from the date of issuance to December 15, 2014.  Interest is payable on June 15 and December 15 of each year, commencing on June 15, 2008.  The notes will mature on December 15, 2014, unless earlier converted or repurchased.

The note holders may convert their notes into shares of our common stock at any time prior to maturity or repurchase of the notes by us.  The initial conversion rate is 73.3689 shares for each $1,000 principal amount of notes, subject to adjustment on the terms set forth in this prospectus.  This is equivalent to an initial conversion price of approximately $13.63 per share.

If certain corporate transactions occur, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock. In the event of a fundamental change, the note holders will have the option to require us to purchase all or any portion of the notes.

The notes are our general unsecured senior obligations, ranking equal in right of payment to all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. In addition, the notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the claims of all creditors of our subsidiaries.

We may not redeem the notes at our option prior to the stated maturity date.

The notes are not listed on any securities exchange or included in any automated quotation system. We expect the notes to be eligible for trading in the PORTAL Market of the Nasdaq Stock Market, Inc. Our common stock is quoted on the New York Stock Exchange under the symbol “NWK.” On March 14, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $5.79 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________

The date of this prospectus is March [   ], 2008

TABLE OF CONTENTS

Page

About This Prospectus

Summary

Risk Factors

Ratio of Earnings to Fixed Charges

Special Note Regarding Forward-Looking Statements

Use of Proceeds

Determination of Offering Price

Dividend Policy

Selling Securityholders

Plan of Distribution

Description of Notes

Legal Matters

Experts

Where You Can Find More Information

Documents Incorporated by Reference

Unaudited Pro Forma Condensed Combined Financial Information

________________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, the selling securityholders named or to be named under the heading “Selling Securityholders” in any accompanying prospectus supplement may sell, from time to time, in one or more offerings, the convertible notes and/or underlying common stock registered under the registration statement of which this prospectus is a part. These securities were acquired from us in an unregistered private offering. The accompanying prospectus supplement will set forth specific information about the terms of the applicable offering by the selling securityholders. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any applicable prospectus supplement is current only as of its date, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all the information you need to consider in making your investment decision.  You should read carefully this entire prospectus and the documents incorporated by reference herein, including the section titled “Risk Factors,” and read our consolidated financial statements and the accompanying notes.  Unless otherwise indicated, “N.E.T.” “Company,” “we,” “us,” “our” and similar terms refer to Network Equipment Technologies, Inc. and its subsidiaries.

Our Company

N.E.T. develops and sells voice and data telecommunications equipment for multi-service networks. Our products are highly versatile, offering government and enterprise customers more cost effective networks with high levels of interoperability, security and performance. Our products are purpose-built for mixed-service, multi-protocol networks; bandwidth-sensitive site communications; high performance, security-sensitive transmissions; and converged communications. We deliver solutions that enable seamless integration and migration of existing networks to secure internet protocol (IP)-based voice and data communications.

Our Promina product line, which we sell predominantly to government customers, has contributed the majority of our revenue in recent years and currently contributes approximately half of our revenue. The Promina platform, tailored to circuit-switched networks, provides support for a wide variety of communications applications and traffic types. As the U.S. federal government has continued to move to IP-based networks, and in order to address new IP applications in the enterprise market, our development efforts in recent years have been focused on IP-based networking. We have developed products to facilitate unified communications (UC) and fixed-mobile convergence (FMC), both of which we expect to be significant markets within the private sector and are evolving markets in the government sector. We have also added products and developed new functionality for existing products to address applications more specific to the government, such as field deployable VoIP gateways, grid computing, and secure data transmission in high-performance networks. In offering new solutions, we continue to provide interoperability along with high levels of security and reliability.

The product lines serving these markets are the VX Series voice exchange platform and NX Series network exchange platforms, along with the voice-over-IP (VoIP) switching and gateway products offered by Quintum Technologies, which we recently acquired. The VX Series offers enterprise customers a VoIP solution that interoperates with existing private branch exchange (PBX) and IP-PBX systems, and offers government customers an IP-based secure voice solution with high bandwidth efficiency and call performance. Our NX Series is comprised of two new platforms: the NX1000, which is our next-generation multi-service wide area networking (WAN) switch in a compact form factor, and the NX5010 high-speed switch, providing data transfer at rates of ten gigabits per second (10Gbps). The NX5010 enables high-speed, secure interconnection and extension of geographically distributed grid computing clusters and storage area networks (SANs).

We have almost 25 years of operating history and a worldwide customer base that includes both governmental entities and enterprise customers in North America, Europe, Latin America, the Middle East, and Asia. Our government customers include a variety of federal and international agencies and organizations, including civilian and defense agencies and resellers to such entities. In addition to our direct sales capabilities, we are developing relationships with large integrators and well-known technology leaders to help us further penetrate the enterprise market, where we target customers in a variety of sectors such as financial services, manufacturing, transportation, and retail. Our global support and service organization, along with third-party service organizations, provides installation and other professional services, a variety of maintenance programs, technical assistance, and customer training.

Business Strategy

Our strategy is to provide customers with intelligent, multi-service network and voice exchange platforms for the secure, high-speed transport of voice, video, and data traffic that are designed to:

•

Facilitate network evolution and interoperability;

•

Support a broad array of access technologies;

•

Reduce risks associated with introducing new network technologies into users’ operations; and

•

Extend the viability of legacy systems.

The following are key elements of our strategy:

Leverage our incumbent position in the government market. We were a pioneer of the concept of multi-service networking and have been delivering these mission-critical capabilities for more than twenty years. The installed base and revenue contribution from our narrowband Promina product line, sold primarily to government entities in recent years, are declining, but Promina continues to generate the majority of our revenue today. We intend to leverage our installed customer base, particularly the government, for future sales of our new broadband and IP telephony platforms, enabling the transition to IP while supporting legacy traffic and applications.

Design and develop industry leading voice and data telecommunications equipment. We consider technological and product leadership to be critical to our future success. We have broad experience with mixed-service and multi-protocol networks, enabling us to develop solutions for a wide range of applications. We have extensively refined the features and technologies of our more mature products over their long product lifetimes. We strive to leverage this technological background to develop new products and additional functionality for existing products to meet our customers’ escalating requirements, specifically for IP conversion and secure voice applications.

Leverage relationships with key partners. In addition to direct sales to enterprise customers, we continually seek to establish relationships with resellers, distributors, original equipment manufacturers (OEMs), and other vendors. We enter agreements with technology suppliers to supplement our internal development efforts. We also seek relationships with systems integrators, software solutions providers, and large incumbent vendors globally that can facilitate our entry and success in global enterprise networks and major government projects.

Align with Microsoft-driven unified communications strategy. Microsoft has been a customer of ours for several years. This relationship has helped us to align our product development and resources to support Microsoft’s unified communications strategy and, as a result, we believe we are positioned to partner with other Microsoft solution providers. Through alliances with well-respected systems integrators and resellers, we are establishing channels for our products into the enterprise market.

Provide value-added service and system integration capabilities. Since our inception, we have viewed customer service and support as a key element of our overall strategy and a critical component for our long-term relationship with customers. Customers around the world turn to us not only for the reliability and performance of our products but also for our comprehensive support services that optimize the value of those products. Additionally, by offering an upgrade path to new products in lieu of costly “time and materials” options for long-discontinued products, we are able to reintroduce ourselves to customers who recognize our tradition for building high performance, reliable and well-supported products.

Acquire companies that provide complementary technology, products or capabilities. As we continue to penetrate the government and enterprise sectors, our customers have provided us valuable feedback on their needs beyond the scope of our current product offerings. Based on that insight and the limits of our own internal development capabilities, we expect to pursue complementary acquisitions that will enhance our product portfolio, enabling our sales force and channel to offer highly integrated and high function solutions and positioning us to take a greater share of our customers’ capital spending for network infrastructure.

Company

We were founded in 1983 and incorporated in Delaware in October 1986. Our principal executive offices are located at 6900 Paseo Padre Parkway, Fremont, California 94555, our telephone number is 510-713-7300, and our Web address is www.net.com. The information posted on the Web address is not incorporated into this prospectus.

Recent Developments

Acquisition of Quintum. We recently completed the acquisition of Quintum Technologies, Inc. Quintum is a system supplier of VoIP switching and gateway technologies for small- to mid-sized businesses. Quintum’s product has a similar architecture to that of our own VX Series product suite, but is designed for smaller deployments and is sold at lower price points. We believe that the addition of Quintum’s product lines will enable us to capture sales for more satellite and branch locations where our VX Series line is not as cost-effective. Quintum also has assembly capabilities and other relationships in China, Hong Kong and the United States which we believe will improve our ability to penetrate new customers in the Asia Pacific region.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in or incorporated by reference into this prospectus, including our financial statements, before making an investment decision.  The risks and uncertainties described below are intended to be the ones that are specific to our company or industry and that we deem to be material, but are not the only ones that we face.  The trading price of the notes and our common stock could decline due to any of these and other risks and uncertainties, and you could lose part or all of your investment.

This prospectus and the documents incorporated by reference in this prospectus also contain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

A.  Risks Related to Our Business

We have incurred net losses in the past and may continue to incur losses in the future.

For each of the last several fiscal years, we have incurred net losses. We will need annual revenue to increase in order to be profitable. Our circuit-switched product line, Promina, currently provides approximately half of our revenue, but revenue from that product line has declined in recent years. Our newer IP-based products have not yet achieved broad market acceptance. Accordingly, we will not likely be profitable unless our newer product lines achieve commercial success that outpaces the anticipated decline of our Promina product line. Any shortfall in revenue compared to our annual financial plan would likely require that we reduce our research and development spending, though many of these costs, as well as other operating expenses, are fixed in the short term making it difficult to reduce expenses rapidly. Reductions in research and development spending will impede the development of new products and product enhancements, which would in turn negatively affect future revenue.

Our operating results may continue to fluctuate.

Our operating results vary significantly from quarter to quarter. These fluctuations may result from a number of factors, including:

•

changes in demand for our products, particularly our narrowband Promina product line, which has declined significantly in the last two fiscal years;

•

the timing of orders from, and shipments to, our customers;

•

the timing of the introduction of, and market acceptance for, new products and services;

•

variations in the mix of products and services we sell;

•

the timing and level of certain expenses, such as joint venture and development arrangements, prototype costs, legal fees, write-offs of obsolete inventory, or adjustments to accounting estimates made in previous periods;

•

the timing of revenue recognition, which depends on numerous factors, such as contractual acceptance provisions and separability of arrangements involving multiple elements, including some factors that are out of our control, such as assurance as to collectibility;

•

the timing and amounts of stock-based awards to employees;

•

the timing and size of Federal Government budget approvals and spending, and timing of government deployment schedules; and

•

economic conditions in the networking industry, including the overall capital expenditures of our customers.

We recorded restructure costs of $10.1 million in fiscal 2007 related to vacating our former manufacturing facility. In determining this charge, we made various assumptions regarding our ability to sublease this facility and the amounts of sublease income and expense reimbursement. In the event we are not able to fully sublease this property, or amounts received from a subtenant are below our estimated amounts, we will incur additional restructure costs, which would adversely affect our results of operations.

Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not necessarily a good indication of our future performance. Any shortfall in revenue may adversely affect our business, results of operations, and financial condition. Investors should not rely on our results or growth for one quarter as any indication of our future performance.

Our stock price is volatile and could decline substantially.

The market price of our common stock has fluctuated significantly in the past, will likely continue to fluctuate in the future and may decline. Fluctuations or a decline in our stock price may occur regardless of our performance. Among the factors that could affect our stock price, in addition to our performance, are:

•

variations between our operating results and either the guidance we have furnished to the public or the published expectations of securities analysts;

•

changes in financial estimates or investment recommendations by securities analysts following our business;

•

announcements by us or our competitors of significant contracts, new products or services, acquisitions, or other significant transactions;

•

sale of our common stock or other securities in the future;

•

the inclusion or exclusion of our stock in various indices or investment categories, especially as compared to the investment profiles of our stockholders at a given time;

•

changes in the stock prices of other telecommunications equipment companies, to the extent that some investors tend to buy or sell our stock based on segment trends;

•

the trading volume of our common stock; and

•

repurchases we make of our common stock.

We may engage in acquisitions or similar transactions that could disrupt our operations, cause us to incur substantial expenses, result in dilution to our stockholders and harm our business if we cannot successfully integrate the acquired business, products, technologies or personnel.

Our growth is dependent upon market growth and our ability to enhance our existing products and introduce new products on a timely basis. We have addressed and are likely to continue to address the need to introduce new products through both internal development and through acquisitions of other companies and technologies that would complement our business or enhance our technological capability.

Acquisitions involve numerous risks, including the following:

•

adverse effects on existing customer relationships, such as cancellation of orders or the loss of key customers;

•

difficulties in integrating or retaining key employees of the acquired company;

•

difficulties in integrating the operations of the acquired company, such as information technology resources, manufacturing processes, and financial and operational data;

•

entering markets in which we have no or limited prior experience;

•

difficulties in assimilating product lines or integrating technologies of the acquired company into our products;

•

disruptions to our operations;

•

diversion of our management’s attention;

•

potential incompatibility of business cultures;

•

potential dilution to existing stockholders if we issue shares of common stock or other securities as consideration in an acquisition or if we issue any such securities to finance acquisitions;

•

limitations on the use of net operating losses;

•

negative market perception, which could negatively affect our stock price;

•

the assumption of debt and other liabilities, both known and unknown; and

•

additional expenses associated with the amortization of intangible assets or impairment charges related to purchased intangibles and goodwill, or write-offs, if any, recorded as a result of the acquisition.

Our recent acquisition of Quintum Technologies involves numerous risks and challenges.

The recently completed acquisition of Quintum will likely present a number of risks and challenges, including the following, any of which could have a material adverse effect on our financial condition and results of operations:

•

difficulties in integrating the technologies, operations and employees of Quintum into our business;

•

inability to reap all the anticipated benefits of the acquisition including the potential future impairment of our recorded goodwill and acquired identifiable intangible assets, which would require that we write-off the impaired amount;

•

difficulty in maintaining relationships with Quintum partners and customers after the closing of the acquisition, including the potential termination of certification status by partners such as Microsoft;

•

the assumption of additional liabilities in connection with the transaction, including without limitation as a result of breaches of representations and warranties, which may exceed the amount of the escrow fund established for payment of such liabilities; and

•

the need to defend outstanding litigation against Quintum and potential additional liabilities we may incur if such litigation results in us incurring additional expenses beyond what is currently set aside in escrow for payment of such expenses.

We are dependent on revenue from the Promina product line.

Currently, we derive approximately half of our product revenue from our Promina product line, a circuit-based narrowband technology. The market for our Promina product is declining as networks increasingly employ packet-based broadband technology. This technology migration resulted in a significant drop in sales of our Promina products over the last several years. If we are unable to develop substantial revenue from our newer packet-based broadband product lines, our business and results of operations will suffer. Although we have developed a migration path to broadband technology and have entered and expect to enter into development agreements with third parties to expand our broadband offerings, this strategy may not materially mitigate this decline.

A significant portion of our revenue is generated from sales to governmental agencies.

A significant portion of our total revenue from product sales comes from contracts with governmental agencies, most of which do not include long-term purchase commitments. Historically, the government has been slower to adopt new technology, such as packet-based technology, which has had the effect of extending the product life of our Promina product. While the government has purchased and is evaluating some of our new products for broader deployment, this new business may not develop quickly or be sufficient to offset future declines in sales of our Promina product. If the government accelerated adoption of new technology and replaced the Promina product line in their networks with products other than ours, our product revenue would decline further. We face significant competition in obtaining future contracts with the government. If we fail in developing new products and successfully selling them to our government customers, our revenue will suffer and we may not be profitable. The Federal Government has issued specific requirements for IP networking products to incorporate a technology referred to as “IPv6” and requires products destined for use in military applications be certified by the Joint Interoperability Test Command (JITC). If we are unable to complete development efforts necessary to support IPv6 within the timeframes required by the Federal Government or are unable to obtain JITC certifications as needed, our government sales, and hence our revenue and results of operations, may suffer.

A substantial portion of the revenue generated from our government customers is based on our contract with the GSA. This contract imposes significant compliance and reporting obligations on us. The contract also establishes a fixed price under which government customers may purchase our products and provides for automatic mandatory price reductions upon certain events. In addition, the GSA can impose financial penalties for non-compliance, such as those we were subject to following the government’s post-award review of our commercial and government sales activity in the period 2001 to 2005.

Through an agreement resulting from the sale of our federal services business to CACI, CACI and the Company share responsibility for maintenance and other services to our customers. If for any reason our mutual customers are unsatisfied with the services, it could adversely affect sales of our products and services.

Our success depends on our ability to develop new products and product enhancements that will achieve market acceptance.

Our operating results will depend on the successful design, development, testing, introduction, marketing, and broad commercial distribution of our newer IP-based products, as well as successful evolution of our Promina product line incorporating packet-based technology. The success of these products is dependent on several factors, including proper product definition, competitive pricing, timely completion and introduction to the market, differentiation from competitors’ products, and broad market acceptance. The markets for our products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and evolving methods of building and operating networks. We may not successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products. Products and technologies developed by others may render our products or technologies obsolete or non-competitive, which in turn could adversely affect our ability to achieve profitability.

Gross margins could decline over future periods.

Gross margins may be adversely affected in the future due to increases in material and labor costs, increases in subcontractor charges, changes in the mix of products and services we sell, increased sales through resellers, increased warranty costs, or pressure on pricing and margins due to competition. As we introduce new products, our overall gross margins may decline, as new products typically have lower gross margins than established products, as a result of customary discounting for early customers and higher per-unit costs associated with low purchase volumes of components. A decline in our gross margins could have a material adverse effect on our business, results of operations, and financial condition.

Litigation may materially adversely affect our business.

Existing and future litigation may result in monetary damages, injunctions against future product sales and substantial unanticipated legal costs and may divert the efforts of management personnel, any and all of which could have a material adverse effect on our business, results of operations and financial condition.

Our operations in foreign countries are subject to political, economic and regulatory risks.

We conduct sales and customer support operations in countries outside of the United States and depend on non-U.S. operations of our subsidiaries and distribution partners. As a general rule, international sales tend to have risks that are difficult to foresee and plan for, including political and economic stability, possible expropriation, regulatory changes, changes in currency exchange rates, difficulties in protecting our intellectual property, changes in tax rates and structures, and collection of accounts receivable. Further, our international markets are served primarily by non-exclusive resellers who themselves may be severely affected by economic or market changes within a particular country or region. For sales within the European Union, our products must comply with the Restriction on Hazardous Substances Directive (RoHS) and Waste from Electrical and Electronic Equipment (WEEE) requirements, any failure of which could result in fines, product seizures, or injunctions against sale. Some of our products include features that make them subject to U.S. export restrictions

The market for our products is highly competitive and many of our competitors have greater resources than we do.

The market for networking equipment is highly competitive and dynamic, has been characterized by rapid technological changes and shifting customer requirements, and has seen a worldwide migration from existing circuit technology to the new packet-based technologies. We compete directly, both internationally and domestically, with many different companies, some of which are large, established suppliers of end-to-end solutions, such as Alcatel-Lucent, Avaya, Cisco Systems, Juniper Networks, Nortel Networks and Siemens AG. In addition to some of these large suppliers, a number of other smaller companies are targeting the same markets as we are. Particularly, in the unified communications market, Audiocodes Limited and Dialogic Corporation provide competitive solutions and are partners with Microsoft.

Our larger competitors have significantly greater financial, marketing and technical resources than we have, offer a wider range of networking products than we offer, and can often provide a complete network solution. They are often able to devote greater resources to the development, marketing and sale of their products and to use their equity or significant cash reserves to acquire other companies with technology and/or products that compete directly with ours. They often can compete favorably on price because their sales volume and broad product lines can allow them to make discounted sales while maintaining acceptable overall profit margins. The smaller companies have more ability than we do to focus their resources on a particular product development unencumbered by the requirements to support an existing product line. As a result of the flexibility of their market strategies, our competitors may be able to obtain strategic advantages that may adversely affect our business, financial condition or results of operations.

In addition, the networking equipment market has seen the constant introduction of new technologies that has reduced the value of older technology solutions. This has created pricing pressure on older products while increasing the performance expectations of newer networking equipment. Moreover, broadband technology standards are constantly evolving and alternative technologies or technologies with greater capability are constantly introduced and sought by our customers. It is possible that the introduction of other technologies will either supplant our current technologies and technologies we have in development or will require us to significantly lower our prices in order to remain competitive. To remain competitive, we must continue to evolve our product lines to meet the ever-changing technology needs of the networking market while ensuring that they can be sold at a competitive price. We also must enhance our Promina product line to provide needed features that increase its overall value for the customer while keeping the price competitive. Due to the competitive nature of the market and the relative age of our Promina product offerings as well as the competitive pressure affecting all our products, we may not be able to maintain prices for them at levels that will sustain profitability. Also, we may not be successful in completing the development of, or commercializing, products under development.

If we are unable to sign competitive resale partners, our future product and service revenue will be adversely affected.

Our international sales are made almost entirely through indirect channels that include distributors and resellers worldwide, and our business strategy includes leveraging resale partners in the United States. In addition, many of our target customers, including the government, rely on systems integrators to incorporate new equipment or services into their networks. While we have begun the process of identifying and signing software application, system integrator and OEM or resale partners, more partners are necessary in these areas for us to be successful. We may also need to pursue strategic partnerships with vendors who have broader technology or product offerings in order to compete with the end-to-end solution providers. Failure to sign up new reseller and strategic partners could affect our ability to grow overall revenue.

Our distributors and resellers often also resell product lines from other companies, including our competitors, some of whom have strong market position relative to us. Because of existing relationships that many of our competitors have with distributors and resellers, it is often difficult for us to find a distributor or reseller who is willing and contractually able to resell our products. If we cannot develop relationships with distributors and resellers that can effectively market and sell our products and services, our future revenue will be adversely affected.

Our products have long sales cycles, making it difficult to predict when a customer will place an order and when to forecast revenue from the related sale.

Our products are complex and represent a significant capital expenditure to our customers. The purchase of our products can have a significant effect on how a customer designs its network and provides services either within its own organization or to an external customer. Consequently, our customers often engage in extensive testing and evaluation of products before purchase. There are also numerous financial and budget considerations and approvals that the customer often must obtain before it will issue a purchase order. As a result, the length of our sales cycle can be quite long, extending beyond twelve months in some cases. We have reduced visibility into the sales pipelines of resellers, which adds to the difficulty of accurately forecasting revenue. In addition, our customers, including resellers, often have the contractual right to delay scheduled order delivery dates with minimal penalties and to cancel orders within specified time frames without penalty, which makes it difficult to predict whether or not an order may actually ship. We often must incur substantial sales and marketing expense to ensure a purchase order is placed. If orders are not placed in the quarter forecasted, our sales may not meet forecast and revenue may be insufficient to meet expenses.

Because it is difficult for us to accurately forecast sales, particularly within a given time frame, we face a risk of carrying too much or too little inventory.

Typically, the majority of our revenue in each quarter has resulted from orders received and shipped in that quarter. While we do not believe that backlog is necessarily indicative of future revenue levels, our customers’ ordering patterns and the possible absence of backlogged orders create a significant risk that we could carry too much or too little inventory if orders do not match forecasts. Rather than base forecasts on orders received, we have been forced to schedule production and commit to certain expenses based more upon forecasts of future sales, which are difficult to predict. If large orders do not close when forecasted or if near-term demand weakens for the products we have available to ship, our operating results for that quarter or subsequent quarters would be materially adversely affected. Furthermore, if there is an unexpected decrease in demand for certain products or there is an increased risk of inventory obsolescence, which can happen relatively quickly due to rapidly changing technology and customer requirements, adjustments may be required to write down or write off the inventory, which would adversely affect our operating results.

If we are unable to attract, recruit and retain key personnel, then we may not be able to successfully manage our business.

Our success continues to be dependent on our being able to attract and retain highly skilled engineers, managers and other key employees. In most cases, we face significant competition for the most qualified personnel for new positions and to replace departing employees. If we are not able to continue to attract, recruit and retain key personnel, particularly in engineering and sales and marketing positions, we may be unable to meet important company objectives such as product delivery deadlines and sales targets.

Our ability to ship our products in a timely manner is dependent on the availability of component parts and other factors.

Several key components of our products are available only from a single source, including certain integrated circuits and power supplies. Depending upon the component, there may or may not be alternative sources or substitutes. Some components are purchased through purchase orders without an underlying long-term supply contract, and some components are in short supply generally throughout the industry. If a required component were no longer available, we might have to significantly reengineer the affected product. Further, variability in demand and cyclical shortages of capacity in the semiconductor industry have caused lead times for ordering parts to increase from time to time. Delays may occur as a result of factors beyond our control, including weather-related delays. If we encounter shortages or delays in receiving ordered components or if we are not able to accurately forecast our ordering requirements, we may be unable to ship ordered products in a timely manner, resulting in decreased revenue.

Generally, our customer contracts allow the customers to reschedule delivery dates or cancel orders within certain time frames before shipment without penalty and outside those time frames with a penalty. Because of these and other factors, there are risks of excess or inadequate inventory that could negatively affect our expenses, revenue and earnings. Additionally, defense expedite (DX)-rated orders from the Federal Government, which by law receive priority, can interrupt scheduled shipments to our other customers.

We outsource our product manufacturing and are transitioning between vendors.

We outsource our product manufacturing, including most assembly and structural test, as well as functional test, systems integration, and order fulfillment functions, though we generally remain liable for inventory of components and finished material.

In the quarter ended December 28, 2007, we moved our contract manufacturing for N.E.T. products to a new vendor. The transition has involved extra manufacturing costs as well as the transfer of knowledge specific to the manufacture of our products. We expect transition costs to continue, although at decreasing levels during the first half of fiscal 2009. The new vendor’s lack of experience with our products as well as our own adjustments to working with the new vendor has caused delays in customer product shipments and could cause additional delays or problems with product quality. Any other difficulties or failures to perform by the contract manufacturer could also cause delays in customer product shipments or otherwise negatively affect our results of operations. We intend in the future to also transfer responsibility for inventory management and production planning to the contract manufacturer, which could increase the risks of carrying too much or too little inventory of either component parts or manufactured product. We have agreed to compensate our contract manufacturer in the event of termination or cancellation of orders, discontinuance of product, or excess material. Also, should the contract manufacturer in some future period decide not to renew our contract with it, or should we experience any failure to perform or other difficulties with the contract manufacturer, it would be difficult for us to quickly transfer our manufacturing requirements to another vendor, likely causing substantial delays in customer product shipments and adversely affecting our revenue and results of operations. In connection with the transition to the new contract manufacturer, we will incur charges for inventory transferred to the contract manufacturer at below our carrying cost.

Our intellectual property rights may not be adequate to protect our business.

Our future success depends in part upon our proprietary technology. Although we attempt to establish and maintain rights in proprietary technology and products through patents, copyrights, and trade secrets laws, we cannot predict whether such protection will be adequate or whether our competitors can develop similar technology independently without violating our proprietary rights. As competition in the communications equipment industry increases and the functionality of the products in this industry further overlap, we believe that companies in the communications equipment industry may become increasingly subject to infringement claims. We have received and may continue to receive notice from third parties, including some of our competitors, claiming that we are infringing their patents or their other proprietary rights. To settle such claims, we may enter into licensing arrangements requiring us to pay a royalty to the third party. We cannot predict whether we will prevail in any litigation over third-party claims or that we will be able to license any valid and infringed patents on commercially reasonable terms. Any of these claims, whether with or without merit, could result in costly litigation, divert our management’s time, attention and resources, delay our product shipments or require us to enter into royalty or licensing agreements. In addition, a third party may not be willing to enter into a royalty or licensing agreement on acceptable terms, if at all. If a claim of product infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, we may be unable to market the affected product.

Although we have a number of patent applications pending, we cannot guarantee that any will result in the issuance of a patent. Even if issued, the patent may later be found to be invalid or may be infringed without our knowledge. Our issued patents might not be enforceable against competitive products in every jurisdiction, and it is difficult to monitor unauthorized use of our proprietary technology by others. Regardless of our efforts to protect our intellectual property, the rapidly changing technologies in the networking industry make our future success primarily a function of the skill, expertise and management abilities of our employees. Nonetheless, others may assert property rights to technologies that are relevant to our currently marketed products or our products under development. If our protected proprietary rights are challenged, invalidated or circumvented, it could have a material adverse effect on our competitive position and sales of our products. Conversely, if other parties are infringing our patents, we may pursue claims against them in order to yield value attributable to our technology. Such claims could involve costly litigation, could divert our management’s time and resources, and could result in counterclaims challenging rights to other technology used by us.

We rely on technologies licensed from third parties.

For each of our product lines, we license some of our technology from third parties. Some of these licenses contain limitations on distribution of the licensed technology, are limited in duration, or provide for expiration upon certain events, such as a change in control of the company. If the relevant licensing agreement expires or is terminated without our being able to renew that license on commercially reasonable terms or if we cannot obtain a license for our products or enhancements on our existing products, we may be unable to market the affected products or may be liable for monetary damages. For many of these technologies, we rely on the third-party providers to update and maintain the technology, fixing errors and adding new features. If the third-party providers do not adequately update and maintain these technologies, whether due to changes in their product direction, their own financial difficulties, or other reasons, we would need to seek alternative means to fulfill the ongoing requirements for our products that incorporate the third-party technology. If we are unable to find alternative means of fulfilling the ongoing requirements, we may be unable to market the affected products. For example, our NX5000 Series products are being developed in partnership with Bay Microsystems (“Bay”) and include key components manufactured under license from Bay, for which we paid license acquisition fees and also pay a royalty on units sold.

We have also begun to outsource some of our product development activities, which carries inherent risks such as reduced ability to control the timing and quality of the work product, uncertain continuity and availability of skills and knowledge, difficulties of managing and integrating the third-party development, and potential disputes over intellectual property. To the extent we use parties located in overseas jurisdictions, the intellectual property provided to or developed by the third party may, depending on the laws of the jurisdiction, be subject to weaker or significantly different intellectual property protection. In using third parties for product development, we must share with them and will receive from them various intellectual property, which increases the risk of misuse of our intellectual property, as well as the risk that the resulting product might contain items that infringe the intellectual property rights of others.

We face risks associated with changes in regulations and tariffs, including regulation of the Internet.

Changes in domestic and international telecommunications equipment requirements could affect the sales of our products. In the United States, our products must comply with various FCC requirements and regulations. In countries outside of the United States, our products must sometimes meet various requirements of local telecommunications authorities. Changes in tariffs or failure by us to obtain timely approval of products could affect our ability to market the affected product.

New restrictions on trade, such as in response to transfers of jobs from the United States to lower-cost foreign locations, could limit our ability to purchase components from, or outsource functions to, foreign entities, which would likely make it more difficult to maintain competitiveness in the global market. As a result of our current concentration of business to the Federal Government, we are more sensitive to these trade restrictions, whether tariffs, incentives, or government purchasing requirements such as the “Buy American Act,” than we would be with a more diversified customer base.

Changes in other laws and regulations, or changes in their interpretation or enforcement, such as confidentiality requirements under the federal privacy laws, California’s state wage and hour laws, or employment regulations in foreign jurisdictions, impose additional costs and potential liabilities on us.

We are exposed to fluctuations in the exchange rates of foreign currency.

As a global concern, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse affect on our financial results. We use foreign exchange contracts to hedge significant accounts receivable and intercompany account balances denominated in foreign currencies. Although we have established foreign exchange contracts for non-dollar denominated sales and operating expenses in the United Kingdom, France, and Japan, exposures remain for non-dollar denominated operating expenses in Asia and Latin America. We will continue to monitor our exposure and may hedge against these or any other emerging market currencies as necessary. Market value gains and losses on hedge contracts are substantially offset by fluctuations in the underlying balances being hedged.

We are exposed to fluctuations in the market values of our investment portfolio.

Although we have not experienced any material losses on our cash, cash equivalents and short-term investments, future declines in their market values could have a material adverse effect on our financial condition and operating results. Our investment policy requires our investments to have a credit rating of single-A or better, with asset backed securities rated triple A. Although our portfolio has no auction rate or sub-prime mortgage securities, our  overall investment portfolio is presently and may in the future be concentrated in the financial sector, which includes cash equivalents such as money market funds. If any of these issuers default on their obligations, or their credit ratings are negatively affected by liquidity, credit deterioration or losses, financial results, or other factors, the value of our cash equivalents and short-term investments could decline and result in a material impairment.

The location of our facilities subjects us to the risk of earthquake and floods.

Our corporate headquarters, including most of our research and development operations, are located in the Silicon Valley area of Northern California, a region known for seismic activity. These facilities are located near the San Francisco Bay where the water table is quite close to the surface and where tenants have experienced water intrusion problems in the facilities nearby. A significant natural disaster, such as an earthquake or flood, could have a material adverse affect on our business, operating results, and financial condition.

Any material weakness or significant deficiency identified in our internal controls could have an adverse effect on our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their internal control structure and procedures over financial reporting. In addition, our independent accountants must report annually on management’s evaluation as well as evaluate our internal control structure and procedures. Due to the ongoing evaluation and testing of our internal controls, there could be significant deficiencies or material weaknesses that would be required to be reported in the future. In addition, the evaluation process and any required remediation, if applicable, may increase our accounting, legal and other costs, and may divert management resources from other business objectives and concerns. Further, in the third quarter of fiscal 2008 we replaced our “enterprise resource planning” software, which is part of our control environment, and which we use to process sales, prepare our financial reports, and perform other critical business processes. Any failure of the new system could have a material adverse effect on our business, results of operation, and stock price.

B.  Risks Related to the Notes and Our Common Stock

We are not currently generating sufficient cash flow from operations to meet our obligations on the notes.

For each of the last several fiscal years, we have incurred net losses, our revenues have fluctuated from quarter to quarter, and we have not consistently generated positive cash flow from operations.  We will be obligated to make cash interest payments on the notes beginning on June 1, 2008. In order to satisfy our obligations on the notes, we will need to increase our cash flows. There can be no assurance that our future cash flows will be sufficient to make payments of interest or principal on the notes.

A fundamental change and the provisions in the notes related to the occurrence of a fundamental change may adversely affect us or the notes.

Holders may require us to purchase their notes upon a fundamental change as described under “Description of Notes—Purchase of Notes at a Holder’s Option Upon a Fundamental Change.” A fundamental change may also constitute an event of default, and result in the acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay in cash the purchase price for the notes tendered by the holders or to repay such other indebtedness. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

The term “fundamental change” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the notes or our common stock.  Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.  Furthermore, the fundamental change provisions, including the provision requiring an increase to the conversion rate for conversions in connection with a fundamental change, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes.  We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Although the notes are referred to as “senior notes,” the notes are effectively subordinated in right of payment to our existing and future secured creditors and any liabilities of our subsidiaries.

Holders of our present and future secured indebtedness will have claims that are senior in right of payment to your claims as holders of the notes, to the extent of the value of the assets securing such other indebtedness.  The notes will be effectively subordinated in right of payment to existing secured financings and any other secured indebtedness incurred by us.  In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claims to those assets that constitute their collateral.  You, as a holder of the notes, will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.  The notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

There are no covenants in the indenture for the notes restricting our ability or the ability of our subsidiaries to incur future indebtedness or the terms of any such indebtedness.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the amount or terms of indebtedness that we or any of our subsidiaries may incur. We may therefore incur additional debt without limitation, including secured indebtedness, to which the notes are effectively subordinated, and indebtedness of our subsidiaries, to which the notes are structurally subordinated. We may also agree to terms of any such indebtedness that may restrict our flexibility in complying with our obligations under the notes. If we or any of our subsidiaries incur additional indebtedness, the related risks that we and they now face may intensify.

There is no prior market for the notes and you cannot be sure that an active trading market will develop for them.

Prior to this offering, there has been no trading market for the notes. We have been advised by the initial purchaser that it currently intends to make a market in the notes. However, the initial purchaser is not obligated to do so. Any market-making may be discontinued at any time, and we cannot assure you that an active trading market for the notes will develop or, if a trading market develops, that it will continue. Further, the liquidity of and trading market for the notes may be adversely affected by declines and volatility in the market for debt securities generally. The liquidity of and trading market for the notes also may be adversely affected by any changes in our financial performance or prospects or in the prospects for the companies in our industry. We expect that the notes will be eligible for trading in The PORTAL market. We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock.  This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities.  The market price of our common stock will likely continue to fluctuate in response to the factors discussed elsewhere in this prospectus, many of which are beyond our control.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. In connection with our acquisition of Quintum Technologies, we filed a registration statement to permit the public resale of the 1,732,274 shares of common stock issued to the former Quintum stockholders. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

Holders of beneficial interests in global notes may be unable to transfer or pledge such interests if physical delivery is required by applicable law.

Holders may take their interests in the notes through owning beneficial interests in global notes. The laws of some jurisdictions may require that holders take physical delivery of notes in definitive form. Accordingly, the ability to transfer beneficial interests in a global note to those persons may be limited. Also, because The Depository Trust Company can only act on behalf of indirect participants and specific banks, the ability of a person having a beneficial interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of Notes—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of our common stock into which the notes are convertible may be diluted.

The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction that constitutes a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with the specified corporate transaction.  The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in, or the price of our common stock over a five trading day period immediately preceding the effective date of, such transaction, as described below under “Description of Notes – Conversion Rate Adjustments – Adjustment to Conversion Rate Upon Certain Fundamental Changes – General.”  The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.  In addition, if the price paid for our common stock in, or the price of our common stock over a five trading day period immediately preceding the effective date of, such transaction is greater than $50.00 per share, or if such price is less than $10.69 per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate.  In addition, in no event will the additional number of shares of common stock issuable upon conversion as a result of this adjustment exceed 93.5454 per $1,000 principal amount, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes – Conversion Rate Adjustments.”

Our obligation to increase the applicable conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be questionable.

Our notes may not be rated or may receive a lower rating than investors anticipate, which could cause a decline in the trading volume and market price of the notes and our common stock.

We do not intend to seek a rating on the notes, and we believe it is unlikely the notes will be rated. If, however, one or more rating agencies rates the notes and assigns a rating lower than the rating expected by investors, or reduces any rating in the future, the trading volume and market price of the notes and our common stock may be adversely affected.

lf you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

You may be deemed to have received a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances.  Certain of these adjustments (including, without limitation, adjustments in respect of distributions of cash to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments.  In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution.  In certain circumstances, the failure to provide for such an adjustment may also result in a deemed distribution to holders of the notes.  Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Internal Revenue Code.  If you are a non-U.S. holder (as defined in “Certain United Stated Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes (or in certain circumstances, on the common stock).

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, the common depository, or its nominee, will be the sole holder of the notes.  Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant.  We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Provisions in our corporate governance documents as well as Delaware law may delay or prevent an acquisition of us that stockholders may consider favorable, which could decrease the value of shares issued upon conversion of the notes.

Our certificate of incorporation and bylaws, our Rights Plan and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors.  These provisions include restrictions on the ability of our stockholders to remove directors and a classified board of directors.  In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to make an acquisition of us more difficult.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.  For purposes of this ratio, earnings consist of income (loss) before provision for income taxes plus fixed charges.  Fixed charges consist of interest charges, amortization of debt issuance expense and an estimate of the portion of rental expense representative of interest.

Nine Months Ended					Year Ended
December 28, 2007	March 30, 2007	March 31, 2006	March 25, 2005	March 26, 2004	March 28, 2003
3.93	(a)	(a)	(a)	(a)	(a)

____________________

(a) Earnings for the year ended March 30, 2007, March 31, 2006, March 25, 2005, March 26, 2004 and March 28, 2003 were not sufficient to cover fixed charges by (in thousands) $16,702, $28,396, $7,532, $539, and $12,680, respectively.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors contained in and incorporated by reference into this prospectus when evaluating an investment in our common stock. This prospectus and the documents incorporated by reference into this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including:

•

any projections of earnings, revenues or other financial items;

•

any statements of the plans and objectives of management for future operations;

•

any statements concerning proposed new products or services;

•

any statements regarding future operations, plans, regulatory filings or approvals;

•

any statements concerning proposed new products or services, any statements regarding pending or future mergers or acquisitions; and

•

any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing.

In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from these projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including, but not limited to, the risk factors set forth in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling securityholders of the notes or the shares of our common stock issuable upon conversion of the notes.

DETERMINATION OF OFFERING PRICE

The conversion price of the notes was determined through arm’s-length negotiations between us and the initial purchaser of the notes based on consideration of various factors, including current market conditions and demand for the note offering.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock and do not intend to pay dividends in the foreseeable future.

SELLING SECURITYHOLDERS

The notes were originally issued in a private placement and resold by the initial purchaser in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by it to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders are parties to or beneficiaries of a registration rights agreement with us, pursuant to which we have agreed to register their securities for resale. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell the securities pursuant to this prospectus or any applicable prospectus supplement. The selling securityholders may offer all or some portion of the securities they hold.

The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which the notes are convertible. Unless otherwise indicated below, none of the selling securityholders beneficially owns shares of our Common Stock other than the shares of common stock into which the notes are convertible.  Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

We have prepared the table below based on information given to us by the selling securityholders on or before February 25, 2008. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Generally, only selling securityholders identified in the table below who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in an amendment to this registration statement or a supplement to this prospectus. The applicable prospectus supplement will set forth the name of each selling securityholder and the number and type of our securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any selling securityholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

Information about the selling securityholders may change over time. Any updated information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.

Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby		Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned and Offered Hereby (**)	Percentage of Shares of Common Stock Outstanding (***)
Bank of America Pension Plan	$900,000	(1)	1.06%	66,032	*
CBARB, a segregated account of Geode Capital Master Fund Ltd.	$5,000,000	(2)	5.88%	366,844	1.26%
Deeprock & Co	$200,000	(3)	*	14,673	*
Equity Overlay Fund, LLC	$350,000	(4)	*	25,679	*
HFR CA Select Master Trust Fund	$250,000	(5)	*	18,342	*
Institutional Benchmark Series (Master Feeder) LTD., in respect of Camden Convertible Arbitrage Series	$400,000	(6)	*	29,347	*
Institutional Benchmarks Series (Master Feeder) Ltd.	$2,600,000	(7)	3.06%	190,759	*
John Deere Pension Trust	$300,000	(8)	*	22,010	*
Morgan Stanley & Co. Incorporated	$4,000,000	(9)	4.71%	293,475	*
Peoples Benefit Life Insurance Company Teamsters	$3,350,000	(10)	3.94%	245,785	*
Redbourn Partners LTD	$2,800,000	(11)	3.29%	205,432	*
Retail Clerks Pension Trust #1	$400,000	(12)	*	29,347	*
Retail Clerks Pension Trust #2	$300,000	(13)	*	22,010	*
San Diego County Employees Retirement Association	$1,800,000	(14)	2.12%	132,064	*
Vicis Capital Master Fund	$3,000,000	(15)	3.53%	220,106	*
Wolverine Convertible Arbitrage Funds Trading Limited	$8,000,000		9.41%	586,951	2.01%
Zazove Convertible Arbitrage Fund, L.P.	$3,950,000	(16)	4.65%	289,807	*
Zazove Hedged Convertible Fund, L.P.	$3,400,000	(17)	4.00%	249,454	*

________________________

(*)

Less than one percent (1%).

(**)

Assumes conversion of all of the securityholder’s notes at a conversion rate of 73.3689 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment. As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes.

(***)

Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 29,211,422 shares of our common stock outstanding as of the close of business on January 25, 2008. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes. The Company will not issue fractional shares of its common stock upon the conversion of the notes. The Company will pay the cash value of such fractional shares based upon the closing sale price of its common stock on the trading day immediately prior to the conversion date.

(1)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(2)

The entity is an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas and Bob Min have shared voting power and shared investment power over all shares beneficially owned by this entity.

(3)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(4)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(5)

Zazove Associates, LLC acts as an investment advisor.

(6)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(7)

Zazove Associates, LLC acts as an investment advisor.

(8)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(9)

Morgan Stanley & Co. Inc. also beneficially owns 164,125 shares of our common stock which are not included for sale under this prospectus. Morgan Stanley & Co. Inc. is a wholly-owned subsidiary of Morgan Stanley, an SEC registrant. Morgan Stanley & Co. is a registered broker-dealer.  The securities were acquired during the ordinary course of trading and not as compensation for investment banking services.

(10)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(11)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(12)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(13)

Alex Lach has sole voting power and sole investment power over all shares beneficially owned by this entity.

(14)

Zazove Associates, LLC acts as an investment advisor.

(15)

Sky Lucas, John Succo and Shad Stastney have shared voting power and shared investment power over all shares beneficially owned by this entity.

(16)

Zazove Associates, LLC is the General Partner of this entity.

(17)

Zazove Associates, LLC is the General Partner of this entity.

PLAN OF DISTRIBUTION

We are registering the resale of the notes and the shares of common stock issuable upon conversion of the notes on behalf of the selling securityholders. We are required to use our reasonable efforts keep this registration statement on Form S-3 effective until such time as all of the notes and the common stock issuable on the conversion thereof (i) have been sold or otherwise transferred pursuant to an effective registration statement, (ii) have been sold or otherwise transferred pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed or (iii) are eligible to be sold pursuant to Rule 144(k) or any successor provision (but not Rule 144A), but the registration of these securities does not necessarily mean that any of these securities will be offered or sold by the holders.

We will not receive any proceeds from the sale of the securities by the selling security holders, but we have agreed, in certain cases, to pay the following expenses of the registration of such securities:

•

all registration and filing fees;

•

fees and expenses related to any filings with the New York Stock Exchange or the National Association of Securities Dealers;

•

fees and expenses for complying with federal or state securities or blue sky laws, including reasonable fees and disbursements of one counsel for the noteholders, if any, in connection with blue sky qualifications;

•

all expenses relating to the preparation, printing, distribution and reproduction of the shelf registration statement, the related prospectus, each amendment or supplement to each of the foregoing, the certificates representing the securities and all other documents relating hereto;

•

fees and expenses of the trustee under the indenture and its counsel, and of the registrar and transfer agent for the shares;

•

fees, disbursements and expenses of counsel and independent certified public accountants of the Company; and

•

reasonable fees, disbursements and expenses of one counsel for all holders of registrable securities retained in connection with the shelf registration statement, and fees, expenses and disbursements of any other persons, including special experts, retained by the Company in connection with such registration.

We have no obligation to pay any underwriting fees, discounts or commissions attributable to the resale of the securities by the selling security holders. We also have no obligation to pay any out-of-pocket expenses of the selling security holders, or the agents who manage their accounts, or any transfer taxes relating to the registration or sale of the securities contemplated hereby.

The selling security holders may from time to time sell the securities covered by this prospectus and any accompanying prospectus directly to purchasers. Alternatively, the selling security holders may from time to time offer such securities through dealers or agents, who may receive compensation in the form of commissions from the selling security holders and for the purchasers of such securities for whom they may act as agent. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in cross, block or other types of transactions:

•

on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the securities may be listed or quoted at the time of sale;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing of options, whether the options are listed on an options exchange or otherwise;

•

through the settlement of short sales; or

•

through any other legally available means.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling security holders and any dealers or agents that participate in the distribution of such securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the resale of the securities by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus:

•

the selling security holders may enter into hedging transactions with broker-dealers;

•

the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling security holders;

•

the selling security holders may sell the securities short and deliver the securities to close out these short positions;

•

the selling security holders may enter into option or other transactions with broker-dealers that involve the delivery of the securities to the broker-dealers, who may then resell or otherwise transfer the securities; and

•

the selling security holders may loan or pledge the securities to a broker-dealer or other person or entity and the broker-dealer or other person or entity may sell the securities so loaned or upon a default may sell or otherwise transfer the pledged securities.

Persons participating in the distribution of the securities offered by this prospectus may engage in transactions that stabilize the price of the securities. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of the securities in the market and to the activities of the selling security holders.

To the extent required, the securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

DESCRIPTION OF NOTES

The notes were issued pursuant to an indenture dated as of December 18, 2007 between Network Equipment Technologies, Inc., as issuer, and U.S. Bank National Association, as trustee.  Initially, the trustee will also be the paying agent and conversion agent.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement.  It does not purport to be complete.  This summary is subject to and is qualified by reference to all of the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement.  The terms of the notes include those provided in the indenture, those made a part of the indenture by reference to the Trust Indenture Act of 1939 and those provided in the registration rights agreement.

As used in this “Description of Notes” section, references to “Network Equipment Technologies” refer solely to Network Equipment Technologies, Inc. and not to any of its current or future subsidiaries.

Brief Description of the Notes

The notes :

•

consist of $85.0 million in aggregate principal amount at issuance;

•

were sold at an issue price of 100% of the principal amount of the notes, which is $1,000 per note, plus accrued interest, if any, from December 18, 2007;

•

bear interest at an annual rate of 3.75% of the principal amount, from the issue date to, but excluding, December 15, 2014, payable semi-annually, in arrears, on June 15 and December 15 of each year, commencing on June 15, 2008;

•

bear additional interest if Network Equipment Technologies fails to comply with certain obligations as set forth below under “— Registration Rights” and “— Events of Default”;

•

are unsecured senior obligations of Network Equipment Technologies and rank equal in right of payment to any future senior indebtedness, including any indebtedness under any future credit facility; equal in right of payment to Network Equipment Technologies’ existing and future indebtedness or other obligations that are not, by their terms, subordinated to the notes, including trade debt and other general unsecured obligations that do not constitute subordinated indebtedness; and senior in right of payment to Network Equipment Technologies’ existing and future indebtedness that, by its terms, is subordinated to the notes, and will be effectively subordinated to all of Network Equipment Technologies’ existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of Network Equipment Technologies’ subsidiaries, including trade payables of such subsidiaries;

•

may be converted by the holder into shares of Network Equipment Technologies’ common stock initially at a conversion rate of 73.3689 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of $13.63 per share at any time prior to 5:00 p.m. New York City time on December 15, 2014;

•

are not redeemable at the option of Network Equipment Technologies prior to the stated maturity;

•

will be subject at a holder’s option to repurchase by Network Equipment Technologies upon a fundamental change of Network Equipment Technologies, as described under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change,” at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date;

•

are expected to be eligible for trading in The PORTAL Market; and

•

will be due on December 15, 2014, payable in cash in an amount equal to $1,000 per note, plus accrued and unpaid interest (including additional interest, if any) unless earlier converted or repurchased by Network Equipment Technologies.

The indenture does not contain any financial covenants and does not restrict Network Equipment Technologies from paying dividends, incurring additional indebtedness or issuing or repurchasing any securities.  Network Equipment Technologies’ subsidiaries are also not restricted under the indenture from incurring additional indebtedness.  In addition, the indenture does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change, as defined below, of Network Equipment Technologies, except to the extent described below under “Purchase of Notes at a Holder’s Option Upon a Fundamental Change,” “Conversion Procedures — Adjustment to Conversion Rate Upon Certain Fundamental Changes” and “Consolidation, Merger and Sale of Assets.”

No sinking fund is provided for the notes.

The notes have been issued in book-entry form only in denominations of $1,000 principal amount at issuance and whole multiples thereof.  Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC, or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.  The registered holder of a note will be treated as the owner of it for all purposes, including with respect to the payment of interest on, and conversion of, the notes.

Network Equipment Technologies may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes.  We may also from time to time purchase the notes in open market purchases or negotiated transactions without prior notice to holders.

A holder of notes may not sell or otherwise transfer notes or the shares of common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “Notice to Investors” and “— Registration Rights.”

Payments on the Notes

Network Equipment Technologies will maintain an office or agency in the City of New York, where it will pay the principal, on the notes and where holders may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be the principal corporate trust office of the trustee presently located at US Bank National Association, New York, New York.

Except as provided below, Network Equipment Technologies will pay interest (including additional interest, if any) on:

•

global notes to DTC in immediately available funds;

•

any certificated notes having an aggregate principal amount of $5.0 million or less by check mailed to the holders of those notes; and

•

any certificated notes having an aggregate principal amount of more than $5.0 million by wire transfer in immediately available funds if requested in writing by the holders of those notes, otherwise by check mailed to the holders of those notes.

At maturity of the notes, interest (including additional interest, if any) on the certificated notes will be payable at the principal corporate trust office of the trustee, and on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Network Equipment Technologies will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day.  The payment made on the next business day will be treated as though it were paid on the original due date, and no interest will be payable on the payment date for the additional period of time.

Interest

The notes bear interest at an annual rate of 3.75% of the principal amount of the notes from December 18, 2007, or from the most recent date to which interest has been paid or provided for, until, but not including, December 15, 2014.  Interest will be payable semi-annually in arrears on June 15 and December 15 of each year commencing on June 15, 2008 to holders of record at the close of business on the June 1 or December 1 immediately preceding such interest payment date.  There are two exceptions to the preceding sentence:

•

Except as described below, Network Equipment Technologies will not make any payment or other adjustment for accrued and unpaid interest (including additional interest, if any) on any notes when they are converted.  If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date.  However, at the time that such holder surrenders notes for conversion, the holder must pay to Network Equipment Technologies an amount equal to the interest (including additional interest, if any) that has accrued and that will be paid on the related interest payment date.  The preceding sentence does not apply to the situations described below under “Conversion Procedures – General”; and

•

Network Equipment Technologies will pay interest (including additional interest, if any) to the holder that surrenders the security on the maturity date or, in connection with a fundamental change, on the fundamental change repurchase date if it is after a record date but on or before the corresponding interest payment date.  In either case, Network Equipment Technologies will pay accrued and unpaid interest only to the person to whom it pays the principal amount.

Each payment of interest due on the notes will include interest accrued through the day before the applicable interest payment date.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, conversion or repurchase upon a fundamental change.

Ranking of Notes

The notes are unsecured senior obligations of Network Equipment Technologies and rank equal in right of payment to any future senior indebtedness, including any indebtedness under any future credit facility; equal in right of payment to Network Equipment Technologies’ existing and future indebtedness or other obligations that are not, by their terms, subordinated to the notes, including trade debt and other general unsecured obligations that do not constitute subordinated indebtedness; and senior in right of payment to Network Equipment Technologies’ existing and future indebtedness that, by its terms, is subordinated to the notes.  The notes will be effectively subordinated to all of Network Equipment Technologies’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness of Network Equipment Technologies’ subsidiaries, including trade payables.  As a result, in the event of Network Equipment Technologies’ bankruptcy, dissolution, liquidation, insolvency or reorganization, holders of notes may recover less than other creditors of Network Equipment Technologies and its subsidiaries.

As of December 28, 2007, Network Equipment Technologies and its consolidated subsidiaries had indebtedness and other outstanding liabilities of approximately $142.8 million, of which none was secured indebtedness and $6.3 million was indebtedness of subsidiaries of Network Equipment Technologies.  The indenture does not limit the amount of additional indebtedness, including secured indebtedness, that Network Equipment Technologies or its subsidiaries may incur in the future.  The subsidiaries of Network Equipment Technologies will not guarantee any obligations under the notes.

Conversion Rights

A holder may, at its option, convert all or any portion of such holder’s outstanding notes, subject to the conditions described below, initially at a conversion rate of 73.3689 shares of common stock per $1,000 principal amount of the notes.  This is equivalent to an initial conversion price of $13.63 per share of common stock.  The conversion rate, and thus the conversion price, is subject to adjustment as described below.  A holder may convert notes only in denominations of $1,000 principal amount at issuance and integral multiples thereof.

A holder may surrender notes for conversion prior to the stated maturity at any time prior to 5:00 p.m. New York City time on December 15, 2014.

Network Equipment Technologies will not issue fractional shares of its common stock upon the conversion of the notes.  Instead, Network Equipment Technologies will pay the cash value of such fractional shares based upon the closing sale price of its common stock on the trading day immediately prior to the conversion date.

A holder of notes is not entitled to any rights of a holder of common stock until that holder has converted its notes to common stock, and only to the extent such notes are deemed to have been converted to common stock under the indenture.

Conversion Procedures

General

Except as described below, Network Equipment Technologies will not make any payment or other adjustment for accrued and unpaid interest (including additional interest, if any) on any notes when they are converted.  If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date.  However, at the time that such holder surrenders notes for conversion, the holder must pay to Network Equipment Technologies an amount equal to the interest (including additional interest, if any) that has accrued and that will be paid on the related interest payment date.  The preceding sentence does not apply:

•

if a fundamental change purchase date (as defined below) has been set that is after a record date and on or prior to the corresponding interest payment date;

•

in respect of any conversion that occurs after the record date immediately preceding the stated maturity date; or

•

to the extent of any overdue interest existing at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest.

Network Equipment Technologies’ delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy Network Equipment Technologies’ obligation to pay the principal amount of the note and to satisfy its obligation to pay accrued and unpaid interest (including additional interest, if any) through the conversion date.  As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited.  Notwithstanding the foregoing, accrued interest (including additional interest, if any) will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

Except as described below under “— Conversion Rate Adjustments,” Network Equipment Technologies will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

If a holder converts notes, Network Equipment Technologies will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to another person, in which case the holder will be required to pay that tax.

Procedures

To convert interests in a global note, a holder must deliver to DTC the applicable instruction form for conversion pursuant to DTC’s conversion program.

To convert a certificated note, a holder must:

•

complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

•

deliver the completed conversion notice, which is irrevocable, and the note to be converted to the specified office of the conversion agent; and

•

if required by the conversion agent, furnish appropriate endorsements and transfer documents.

In addition, a holder must:

•

pay all funds required, if any, relating to interest on the note to be converted to which it is not entitled; and

•

pay all taxes or duties, if any, as described above.

The conversion date will be the date on which all of the foregoing requirements have been satisfied.  The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.  A holder will not be entitled to any rights as a holder of Network Equipment Technologies’ common stock, including, among other things, the right to vote and the right to receive dividends and notices of stockholder meetings, until the conversion date.

Upon settlement, a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder.

If a holder has exercised its right to require Network Equipment Technologies to purchase its notes as described under “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change,” such holder’s conversion rights with respect to the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, unless Network Equipment Technologies defaults in the payment of the purchase price.  If a holder has submitted any note for repurchase, such note may be converted only if such holder submits a notice of withdrawal and, if the note is a global note, complies with applicable DTC procedures.

To the extent that Network Equipment Technologies has a rights plan in effect upon conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of applicable conversion, subject to limited exceptions.

Conversion Rate Adjustments

General

The applicable conversion rate will be adjusted only as described below; provided, however, that Network Equipment Technologies will not make any adjustments to the conversion rate if holders of the notes participate on an as converted basis (as a result of holding the notes, and at the same time as the Network Equipment Technologies common stockholders participate) in any of the transactions described below without having to convert their notes.

(1)  If Network Equipment Technologies issues shares of its common stock as a dividend or distribution on shares of common stock, or if Network Equipment Technologies effects a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CRo ×	OS’
OSo

where,

CRo = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

OSo = the number of shares of Network Equipment Technologies’ common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be; and

OS’= the number of shares of Network Equipment Technologies’ common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the ex-dividend date for such dividend or distribution or (y) the date on which such split or combination becomes effective, as applicable.  If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)  If Network Equipment Technologies distributes to all holders of its common stock any rights or warrants entitling them to purchase, for a period of not more than 45 days after the ex-dividend date for the distribution, shares of Network Equipment Technologies’ common stock at a price per share less than the average of the last reported sale prices of Network Equipment Technologies’ common stock for the 10 consecutive trading-day period ending on the trading day preceding the ex-dividend date for such distribution, the conversion rate will be adjusted based on the following formula:

CR’ = CRo ×	OSo + X
OSo + Y

where,

CRo = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’ = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

OSo = the number of shares of Network Equipment Technologies’ common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of shares of Network Equipment Technologies’ common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of Network Equipment Technologies’ common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of Network Equipment Technologies’ common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase Network Equipment Technologies’ common stock at less than the applicable last reported sale prices of Network Equipment Technologies’ common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by Network Equipment Technologies for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by Network Equipment Technologies’ board of directors. If any right or warrant described in this clause (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right or warrant had not been so issued.  Any adjustment made pursuant to this clause (2) shall become effective immediately after the ex-dividend date for the applicable distribution.

(3)  If Network Equipment Technologies distributes shares of its capital stock, evidences of its indebtedness or any of its other assets or property to all holders of its common stock, excluding:

•

dividends or distributions referred to in clause (1) or (2) above;

•

dividends or distributions paid exclusively in cash; and

•

spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’ = CRo ×	SPo
SPo – FMV

where,

CRo = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’= the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SPo = the average of the last reported sale prices of Network Equipment Technologies’ common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the average of the fair market values (as determined by Network Equipment Technologies’ board of directors) of the shares of Network Equipment Technologies’ capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Network Equipment Technologies’ common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to this clause (3) shall become effective immediately after the ex-dividend date for the applicable distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on Network Equipment Technologies’ common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which is referred to herein as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CRo ×	FMVo + MPo
MPo

where,

CRo = the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR’= the new conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMVo = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of Network Equipment Technologies’ common stock applicable to one share of Network Equipment Technologies’ common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MPo = the average of the last reported sale prices of Network Equipment Technologies’ common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under this clause (3) will occur immediately after the tenth trading day immediately following, and including, the effective date of the spin-off provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the effective date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the relevant conversion date.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)  If any cash dividend or distribution is made to all holders of Network Equipment Technologies’ common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CRo ×	SPo
SPo – C

where,

CRo = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR’= the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SPo = the last reported sale price of Network Equipment Technologies’ common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share Network Equipment Technologies distributes to holders of Network Equipment Technologies’ common stock.

An adjustment to the conversion rate made pursuant to this clause (4) shall become effective immediately after the ex-dividend date for the applicable dividend or distribution.  If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)  If Network Equipment Technologies or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Network Equipment Technologies’ common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of Network Equipment Technologies’ common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CRo ×	AC + (SP’ × OS’)
OSo × SP’

where,

CRo = the conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the new conversion rate in effect immediately following the last trading day of the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by Network Equipment Technologies’ board of directors) paid or payable for shares purchased in such tender or exchange offer;

OSo = the number of shares of Network Equipment Technologies’ common stock outstanding immediately prior to the expiration of such tender or exchange offer;

OS’= the number of shares of Network Equipment Technologies’ common stock outstanding immediately after the expiration of such tender or exchange offer (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP’ = the average of the last reported sale prices of Network Equipment Technologies’ common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) shall become effective immediately following the tenth trading day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the ten trading days following the date that any tender or exchange offer expires, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If Network Equipment Technologies or one of its subsidiaries is obligated to purchase Network Equipment Technologies’ common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Except as stated herein, Network Equipment Technologies will not adjust the conversion rate for the issuance of shares of Network Equipment Technologies’ common stock or any securities convertible into or exchangeable for shares of Network Equipment Technologies’ common stock or the right to purchase shares of Network Equipment Technologies’ common stock or such convertible or exchangeable securities.  If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (except on account of share combinations).

A holder may, in some circumstances, including the distribution of cash dividends to holders of Network Equipment Technologies’ shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate, and such adjustment or nonoccurrence of an adjustment may result in withholding taxes for holders (including backup withholding taxes or withholding taxes on payments to foreign persons). Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if Network Equipment Technologies pays withholding taxes on behalf of a holder, Network Equipment Technologies may, at its option, set-off such payments against payments of cash and Network Equipment Technologies’ common stock on the notes.  See “Certain Material U.S. Federal Income Tax Considerations —Consequences to U.S. Holders — Dividends on common stock,” “Certain U.S. Federal Income Tax Considerations-Consequences to U.S. holders— Constructive distributions” and “Certain U.S. Federal Income Tax Considerations—Consequences to non-U.S. holders—Dividends on the common stock.”

The indenture permits Network Equipment Technologies to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days.  In that case Network Equipment Technologies will give at least 15 days’ notice of such increase.

To the extent that Network Equipment Technologies has a rights plan in effect upon conversion of the notes for common stock, a holder will receive, upon conversion of notes in respect of which Network Equipment Technologies has elected to deliver Network Equipment Technologies common stock, if applicable, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Network Equipment Technologies common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if Network Equipment Technologies distributed to all holders of Network Equipment Technologies’ common stock, shares of Network Equipment Technologies’ capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Network Equipment Technologies will not make any adjustment to the conversion rate except as specifically set forth in this “— Conversion Rate Adjustments” and in “— Adjustment to Conversion Rate Upon Certain Fundamental Changes.”  Further, in the event of an adjustment to the conversion rate pursuant to clauses (4) and (5) above, in no event will the conversion rate exceed 93.5454 shares of Network Equipment Technologies’ common stock per $1,000 principal amount of notes, subject to adjustment pursuant to clauses (1), (2) and (3) above.

Without limiting the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of Network Equipment Technologies’ common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on its securities and the investment of additional optional amounts in shares of its common stock under any plan;

•

upon the issuance of any shares of Network Equipment Technologies’ common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of or assumed by Network Equipment Technologies or any of its subsidiaries;

•

upon the issuance of any shares of Network Equipment Technologies’ common stock pursuant to any option, warrant, right or exercisable or exchangeable security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•

for a change in the par value of Network Equipment Technologies’ common stock; or

•

for accrued and unpaid interest and additional interest, if any.

No adjustment to the conversion rate will be required unless the adjustment, taken together with all other as-yet-unmade adjustments, would require an increase or decrease of at least 1% of the conversion rate.  If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.  All required calculations will be made to the nearest cent or 1/1,000th of a share, as the case may be.  Notwithstanding the foregoing, upon a conversion, all adjustments not previously taken into account shall be made upon conversion.

Recapitalizations, Reclassifications and Changes of Network Equipment Technologies’ Common Stock

In the case of any recapitalization, reclassification or change of Network Equipment Technologies’ common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving Network Equipment Technologies, a sale or conveyance to another person of all or substantially all of Network Equipment Technologies’ property and assets or any statutory share exchange, in each case as a result of which Network Equipment Technologies’ common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event or transaction, a “reorganization event”), then, following the effective time of the reorganization event, the right to receive shares of Network Equipment Technologies’ common stock upon conversion of notes, if any, will be changed into a right to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a like number of shares of Network Equipment Technologies’ common stock immediately prior to such reorganization event would have been entitled to receive (the “reference property”) upon such reorganization event. If the reorganization event causes Network Equipment Technologies’ common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Network Equipment Technologies’ common stock that affirmatively make such an election.  Network Equipment Technologies will notify holders of the weighted average as soon as practicable after such determination is made.  Upon such reorganization event, Network Equipment Technologies or any successor company will enter into a supplemental indenture consistent with the foregoing.

Adjustment to Conversion Rate Upon Certain Fundamental Changes

If and only to the extent a holder elects to convert its notes in connection with a transaction described in clause (1) and (2) of the definition of fundamental change as described below under “—Purchase of Notes at a Holder’s Option Upon a Fundamental Change” pursuant to which 10% or more of the consideration for Network Equipment Technologies’ common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, Network Equipment Technologies will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for Network Equipment Technologies’ common stock in such fundamental change transaction.  If holders of Network Equipment Technologies’ common stock receive only cash in such fundamental change transaction, the stock price shall be the cash amount paid per share.  Otherwise, the stock price shall be the average of the closing sale prices of Network Equipment Technologies’ common stock on the five trading days prior to but not including the effective date of such fundamental change transaction.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion Rate Adjustments—General.”  The adjusted stock prices will equal the product of the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.  The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and number of additional shares to be issuable per $1,000 principal amount of notes:

Stock Price
Effective Date	$10.69	$12.00	$13.63	$15.00	$17.50	$20.00	$25.00	$30.00	$40.00	$50.00
December 18, 2007	20.1765	16.8653	13.8345	11.9155	9.3646	7.5944	5.3300	3.9638	2.4227	1.5927
December 15, 2008	20.1765	16.5283	13.4002	11.4442	8.8819	7.1349	4.9461	3.6540	2.2225	1.4602
December 15, 2009	20.1765	15.9088	12.6885	10.7071	8.1614	6.4672	4.4047	3.2241	1.9482	1.2785
December 15, 2010	20.1765	15.2561	11.8808	9.8477	7.3040	5.6684	3.7602	2.7176	1.6319	1.0728
December 15, 2011	20.1765	14.5020	10.8825	8.7646	6.2138	4.6570	2.9591	2.0997	1.2558	0.8314
December 15, 2012	20.1765	13.5266	9.5154	7.2678	4.7225	3.3036	1.9362	1.3379	0.8054	0.5429
December 15, 2013	20.1765	12.0609	7.3409	4.9038	2.4874	1.4089	0.6647	0.4492	0.2844	0.1973
December 15, 2014	20.1765	9.9644	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The stock prices and additional share amounts set forth above are based upon a common stock price of $10.69 on December 12, 2007 and an initial conversion price of $13.63.

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•

If the stock price is in excess of $50.00 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•

If the stock price is less than $10.69 per share (subject to adjustment), no additional shares will be issuable upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 93.5454 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

If you convert your notes prior to the effective date of any fundamental change, and the fundamental change does not occur, you will not be entitled to an increased conversion rate in connection with such conversion.

Network Equipment Technologies’ obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Redemption by Network Equipment Technologies

Network Equipment Technologies may not redeem the notes at its option prior to the stated maturity.

Purchase of Notes at a Holder’s Option Upon a Fundamental Change

In the event of a fundamental change (as defined below), a holder will have the right to require Network Equipment Technologies to purchase for cash all or any part of such holder’s notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but not including, the fundamental change purchase date; provided, however, that if a fundamental change purchase date falls after a record date and on or prior to the corresponding interest payment date, the full amount of accrued and unpaid interest, if any, will be paid on such interest payment date to the holder of record at the close of business on the corresponding record date, which may or may not be the same person to whom we will pay the fundamental change purchase price and the fundamental change purchase price will be 100% of the principal amount of the notes to be purchased.  Notes submitted for purchase must be $1,000 principal amount or an integral multiple thereof.

On or before the 10th business day after the occurrence of a fundamental change, Network Equipment Technologies will provide to all holders of notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right.  Such notice shall state:

•

the events constituting the fundamental change;

•

the date of the fundamental change;

•

the last date on which a holder may exercise the repurchase right;

•

the repurchase price;

•

the repurchase date;

•

the name and address of the paying agent and the conversion agent;

•

the conversion rate and any adjustment to the conversion rate that will result from the fundamental change;

•

that notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the provisions of the indenture; and

•

the procedures that a holder must follow to exercise the repurchase rights.

Simultaneously with providing such notice, Network Equipment Technologies will issue a press release through Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the relevant information and make this information on our web site or through another public medium as we may use at that time.

To exercise the purchase right, a holder must deliver, on or before the fundamental change purchase date (subject to extension to comply with applicable law), the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent.  The purchase notice must state:

•

the relevant purchase date;

•

if certificated notes have been issued, the certificate numbers of the notes;

•

the portion of the principal amount at issuance of notes to be purchased, in integral multiples of $1,000; and

•

that the notes are to be purchased by Network Equipment Technologies pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s purchase notice must comply with applicable DTC procedures.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date.  The notice of withdrawal shall state:

•

the principal amount of the withdrawn notes;

•

if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•

the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, a holder’s notice of withdrawal must comply with applicable DTC procedures.

Network Equipment Technologies will be required to purchase the notes no later than 35 business days after the date of its notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law.  A holder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the notes.  If the paying agent holds cash sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•

the notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including additional interest) upon delivery or transfer of the notes).

A “fundamental change” will be deemed to have occurred if any of the following occurs:

•

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of Network Equipment Technologies’ total outstanding voting stock;

•

Network Equipment Technologies consolidates with or merges with or into any person or conveys, transfers, sells or otherwise disposes of or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with Network Equipment Technologies, in any such event pursuant to a transaction in which Network Equipment Technologies’ outstanding voting stock is changed into or exchanged for cash, securities or other property (except to the extent necessary to reflect a change in Network Equipment Technologies’ jurisdiction of incorporation), other than any such transaction where (A) Network Equipment Technologies’ outstanding voting stock is changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (B) Network Equipment Technologies’ shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation;

•

Network Equipment Technologies is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described below under “— Consolidation, Merger and Sale of Assets”; or

•

Network Equipment Technologies’ common stock ceases to be traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market or traded on an automated over-the-counter trading market in the United States.

However, notwithstanding the foregoing, a fundamental change will not be deemed to have occurred if in the case of a merger or consolidation described in 1 or 2 above, at least 90% of the consideration paid to the Company’s stockholders for their voting stock, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the merger or consolidation constituting the fundamental change consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or the Nasdaq SmallCap Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock, excluding cash payments for fractional shares.

For purposes of the foregoing, “voting stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of Network Equipment Technologies’ assets.  There is no precise, established definition of the phrase “substantially all” under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Delaware, Network Equipment Technologies’ state of incorporation.  Accordingly, a holder’s ability to require Network Equipment Technologies to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of Network Equipment Technologies’ assets may be uncertain.

Pursuant to the indenture, in connection with a fundamental change purchase, Network Equipment Technologies will comply with all U.S. federal and state securities laws in connection with any offer by Network Equipment Technologies to purchase the notes upon a fundamental change.

This fundamental change purchase feature may make more difficult or discourage a takeover of Network Equipment Technologies and the removal of incumbent management.  However, Network Equipment Technologies is not aware of any specific effort to accumulate shares of its capital stock with the intent to obtain control of Network Equipment Technologies by means of a merger, tender offer, solicitation or otherwise.  In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.  Instead, the fundamental change purchase feature is a result of negotiations between Network Equipment Technologies and the initial purchaser.

Network Equipment Technologies could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder of notes.  Neither Network Equipment Technologies nor its subsidiaries are prohibited under the indenture from incurring additional debt, including secured debt.  The incurrence of significant amounts of additional debt could adversely affect Network Equipment Technologies’ ability to service its debt, including the notes, and to satisfy its obligation to repurchase the notes upon a fundamental change.  See “Risk Factors —There are no covenants in the indenture for the notes restricting our ability or the ability of our subsidiaries to incur future indebtedness or the terms of any such indebtedness.”

Network Equipment Technologies’ ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations.  If a fundamental change were to occur, Network Equipment Technologies may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the notes tendered by holders.  In addition, Network Equipment Technologies may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require Network Equipment Technologies to purchase such debt upon the occurrence of events similar to a fundamental change.  Any failure by Network Equipment Technologies to repurchase the notes when required following a fundamental change would result in an event of default under the indenture.  Any such default may, in turn, cause a default under Network Equipment Technologies’ other debt.  In addition, Network Equipment Technologies’ ability to repurchase notes for cash may be limited by restrictions on its ability to obtain funds for such repurchase through dividends from its subsidiaries and/or other provisions in agreements governing its other debt and that of its subsidiaries.

Network Equipment Technologies will not be required to make an offer to purchase the notes upon a fundamental change if a third party (1) makes an offer to purchase the notes in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by Network Equipment Technologies to purchase notes upon a fundamental change and (2) purchases all of the notes validly delivered and not withdrawn under such offer to purchase notes.

Consolidation, Merger and Sales of Assets

The indenture provides that Network Equipment Technologies may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

•

the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•

such person assumes all of Network Equipment Technologies’ obligations under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

•

no default exists under the indenture and is continuing immediately before and after giving effect to such transaction; and

•

if a supplemental indenture is to be executed in connection with such consolidation, merger or disposition, Network Equipment Technologies has delivered to the trustee an officers’ certificate and an opinion of counsel with respect thereto as provided for in the indenture.

Upon any such consolidation, merger or disposition in accordance with the foregoing, the successor corporation formed by such consolidation or share exchange or into which Network Equipment Technologies is merged or which such person formed by such consolidation or share exchange or to which such conveyance, sale, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise Network Equipment Technologies’ rights and powers under, the indenture with the same effect as if such successor had been named as Network Equipment Technologies in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture, the notes and the registration rights agreement.

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of Network Equipment Technologies’ assets.  There is no precise, established definition of the phrase “substantially all” under the laws of the State of New York, which governs the indenture and the notes, or under the laws of the State of Delaware, Network Equipment Technologies’ state of incorporation.  Accordingly, the effectiveness of this covenant in the event of a conveyance, transfer, sale, lease or other disposition of less than all of Network Equipment Technologies’ assets may be uncertain.

An assumption by any person of Network Equipment Technologies’ obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders.  Holders of notes should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default

Each of the following constitutes an event of default under the indenture:

•

the failure by Network Equipment Technologies to pay the principal of any note when due and payable;

•

the failure by Network Equipment Technologies to pay any accrued unpaid interest (including additional interest, if any) on the notes when due and payable, and if such default continues for a period of 30 days;

•

the failure by Network Equipment Technologies to convert notes into shares of common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture;

•

the failure by Network Equipment Technologies to comply with its obligations under “Consolidation, Merger and Sale of Assets”;

•

the failure by Network Equipment Technologies to provide notice in the event of a fundamental change when required by the indenture;

•

the failure by Network Equipment Technologies to purchase all or any part of the notes as described above in “— Purchase of Notes at a Holder’s Option Upon a Fundamental Change”;

•

the failure by Network Equipment Technologies to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 calendar days after written notice of such failure has been given (1) to Network Equipment Technologies by the trustee or (2) to Network Equipment Technologies and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•

the default by Network Equipment Technologies or any of its subsidiaries under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Network Equipment Technologies or any of its subsidiaries for money borrowed in excess of $2.5 million in the aggregate, whether such indebtedness now exists, or is created after the date of the indenture, which default results in such indebtedness becoming or being declared due and payable;

•

there is a failure by Network Equipment Technologies or any of its subsidiaries to pay final nonappealable judgments not covered by insurance aggregating in excess of $[2.5] million, which judgments are not paid, discharged or stayed for a period of 60 calendar days; and

•

certain events of bankruptcy, insolvency, liquidation or similar reorganization with respect to Network Equipment Technologies or any significant subsidiary of Network Equipment Technologies.

Pursuant to the indenture, the trustee shall, within 90 calendar days of the occurrence of a default (or within 15 calendar days after it is known to the trustee, if later), give to the registered holders of notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under the first, second, fourth, fifth or seventh bullets above.

If certain events of default specified in the last bullet point above shall occur with respect to Network Equipment Technologies and be continuing, then automatically the principal amount of the notes plus accrued and unpaid interest (including additional interest, if any) through such date shall become immediately due and payable.  If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “—Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding may declare the notes due and payable at the principal amount of the notes plus accrued and unpaid interest (including additional interest, if any), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.  Such declaration accelerating the notes and the amounts due thereunder may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes.  This additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “Registration Rights” and will be payable in the same manner as additional interest accruing as a result of a registration default.  The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs (excluding any grace period) to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived).  On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above if the event of default is continuing.  The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default and will have no effect on the rights of holders of notes under the registration rights agreement.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders.  The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

Except with respect to a default in the payment of the principal of, or any accrued and unpaid interest (including additional interest, if any) on, any note, purchase price or fundamental change purchase price of any note, or in respect of a failure to convert any note into common stock as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding, the holders of not less than a majority in aggregate principal amount of notes outstanding may on behalf of the holders of all notes waive any past default under the indenture and rescind any acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than nonpayment of the principal of and interest (including additional interest, if any) on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Network Equipment Technologies will be required to furnish annually to the trustee a statement as to the fulfillment of its obligations under the indenture and as to any default in the performance of such obligations.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding) to:

•

change the maturity of any note or the payment date of any installment of interest (including additional interest, if any) payable on any notes;

•

reduce the principal amount or purchase price of, or interest (including additional interest, if any) on, any note;

•

change the currency of payment of principal or purchase price of, or interest (including additional interest, if any) on, any note;

•

impair or adversely affect the manner of calculation or rate of accrual of interest (including additional interest, if any) on any note;

•

impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•

modify Network Equipment Technologies’ obligation to maintain a paying agent in New York City;

•

impair or adversely affect the conversion rights or purchase rights of any holders of notes;

•

reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants or definitions or otherwise;

•

reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture; or

•

reduce the percentage in aggregate principal amount of notes outstanding necessary to waive past defaults.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of notes at the time outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the notes) may be modified or amended by Network Equipment Technologies and the trustee, without the consent of the holder of any note, to, among other things:

•

add to Network Equipment Technologies’ covenants for the benefit of the holders of notes;

•

surrender any right or power conferred upon Network Equipment Technologies;

•

provide for the assumption of Network Equipment Technologies’ obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition in compliance with the provisions of the indenture;

•

comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•

make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of Network Equipment Technologies’ board of directors, adversely affect the interests of the holders of notes in any material respect;

•

evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•

add guarantees with respect to the notes or secure the notes;

•

cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture or make any other provision with respect to matters or questions arising under the indenture that Network Equipment Technologies may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such modification or amendment does not, in the good faith opinion of Network Equipment Technologies’ board of directors, adversely affect the interests of the holders of notes in any material respect;

•

evidence the succession of another person to Network Equipment Technologies upon the notes, and the assumption by any such successor of the covenants of Network Equipment Technologies under the indenture and in the notes, in each case in compliance with the provisions of the indenture; or

•

add or modify any other provisions with respect to matters or questions arising under the indenture that Network Equipment Technologies and the trustee may deem necessary or desirable and that will not adversely affect the interests of the holders of notes.

Waiver

The holders of a majority in aggregate principal amount of notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) Network Equipment Technologies fails to pay principal of or interest (including additional interest, if any) on any note when due, (2) Network Equipment Technologies fails to convert any note into common stock as required by the indenture or (3) Network Equipment Technologies fails to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note to modify or amend.

Any notes held by Network Equipment Technologies or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with Network Equipment Technologies shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Registration Rights

On December 18, 2007, Network Equipment Technologies entered into a registration rights agreement with the initial purchaser for the benefit of the holders of notes.  Pursuant to the registration rights agreement, Network Equipment Technologies will, at its expense:

•

file with the SEC not later than the date 90 calendar days after the first date of original issuance of the notes a shelf registration statement on such form as Network Equipment Technologies deems appropriate covering resales by the holders of all notes and the common stock issuable upon conversion of all notes that complete and deliver the selling securityholder election and questionnaire described below;

•

use its reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC as promptly as is practicable, but in no event later than 180 calendar days after the first date of original issuance of the notes, in the case of the initial shelf registration statement, or within 45 days of the filing date, in the case of any other shelf registration statement; and

•

use its reasonable best efforts to keep each such shelf registration statement effective until the earliest of:

o

the date on which the holders of the notes and common stock issuable upon conversion of the notes that are not affiliates of Network Equipment Technologies are able to sell all such securities immediately in accordance with the provisions of Rule 144(k) under the Securities Act;

o

the date on which all of the notes and common stock issuable upon conversion of the notes of those holders have been registered under the shelf registration statement and disposed of in accordance with such shelf registration statement; and

o

the date on which all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

Not less than 30 calendar days prior to the effectiveness of the initial shelf registration statement, Network Equipment Technologies will mail a notice of registration statement and selling securityholder election and questionnaire, in substantially the form attached to this Prospectus as Annex A, to each holder to obtain certain information regarding the holder for inclusion in the prospectus.  Network Equipment Technologies will name in the initial shelf registration statement, as a selling securityholder, each holder that has returned to it a completed and signed election and questionnaire within the later of 20 calendar days of receipt thereof or the filing of the initial shelf registration statement.

After effectiveness of the initial shelf registration statement, upon Network Equipment Technologies’ receipt of a completed and signed election and questionnaire from a holder, Network Equipment Technologies will prepare and file (a) a prospectus supplement as soon as practicable, but in any event within 10 business days of such receipt, or (b) if required, a post-effective amendment to the shelf registration statement or an additional shelf registration statement as soon as reasonably practicable after the end of each fiscal quarter.  We will not be required, however, to file more than one post-effective amendment to a shelf registration statement in any one fiscal quarter.  Accordingly, each holder that submits a completed and signed election and questionnaire after the initial deadline may experience delay in being named as a selling securityholder in the registration statement and being able to deliver a prospectus in connection with the resale of such holder’s notes or common stock issued upon conversion of the notes.

Network Equipment Technologies cannot assure you that it will be able to maintain an effective and current registration statement as required.  The absence of such a registration statement may limit a holder’s ability to sell notes and/or the common stock issuable upon conversion of such notes or adversely affect the price at which such securities can be sold.

Network Equipment Technologies will:

•

provide to each holder for whom a shelf registration statement was filed copies of the prospectus that is a part of such shelf registration statement;

•

notify each such holder when a shelf registration statement has become effective;

•

notify each such holder of the commencement of any suspension period; and

•

take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

Each holder who sells securities pursuant to the shelf registration statement generally will be:

•

required to be named as a selling securityholder in the related prospectus;

•

required to deliver a prospectus to its purchaser;

•

subject to certain of the civil liability provisions under the Securities Act in connection with such holder’s sales; and

•

bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).

Network Equipment Technologies may suspend the holders’ use of the prospectus for a period not to exceed 30 calendar days in any 90 calendar day period, and not to exceed an aggregate of 90 calendar days in any 360 calendar day period, if:

•

the prospectus would, in the judgment of Network Equipment Technologies’ board of directors, contain a material misstatement or omission as a result of an event that has occurred and is continuing or as a result of an undisclosed, proposed or pending material business transaction; or

•

Network Equipment Technologies’ board of directors determines in good faith that the disclosure of this material non-public information would have a material adverse effect on Network Equipment Technologies and its subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede Network Equipment Technologies’ ability to consummate such transaction, Network Equipment Technologies may extend the suspension period from 30 calendar days to 60 calendar days. Network Equipment Technologies need not specify the nature of the event giving rise to a suspension in any notice to holders of notes of the existence of such a suspension.

If:

•

the shelf registration statement is not filed with the SEC on or prior to 90 calendar days after the first date of original issuance of the notes;

•

the shelf registration statement has not been declared effective by the SEC on or prior to 180 calendar days after the first date of original issuance of the notes;

•

the shelf registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of notes and the common stock issuable upon conversion of the notes and Network Equipment Technologies does not cause the shelf registration statement to become effective or usable within five business days by filing a post-effective amendment, prospectus supplement or report pursuant to the Exchange Act;

•

if applicable, Network Equipment Technologies does not terminate the suspension period by the 30th or 60th calendar day, as the case may be, or a suspension period exceeds an aggregate of 90 calendar days in any 360-calendar day period; or

•

subsequent to the effectiveness of the initial registration statement, Network Equipment Technologies shall fail to comply with its obligation to name in the prospectus, as a selling securityholder, a holder of notes and/or the common stock issuable upon conversion of the notes that has returned a completed and signed election and questionnaire, each such event referred to in the bullet points above being referred to as a “registration default,” then additional interest will accrue on the notes from and including the calendar day following the registration default to but excluding the earlier of (1) the calendar day on which all registration defaults have been cured and (2) the date that the shelf registration statement is no longer required to be kept effective; provided, however, that with respect to the registration default set forth in the last bullet point above, additional interest shall only accrue on the notes held by a holder not so named and that has returned a completed and signed election and questionnaire.  Additional interest will be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue on the notes at a rate per year equal to 0.25% for the first 90-calendar day period, and 0.50% thereafter, of the principal amount of the notes.  No additional interest or other additional amounts will be payable in respect of shares of common stock for which the notes have been converted that are required to bear the legend set forth in “Transfer Restrictions” in relation to any registration default.  Network Equipment Technologies will have no other liability for monetary damages with respect to any of its registration obligations.

Following the cure of all registration defaults or after the period Network Equipment Technologies is no longer required to keep the shelf registration statement effective, the accrual of additional interest shall cease.

If a shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is not effective, these securities may not be sold or otherwise transferred except in accordance with the provisions set forth under “Notice to Investors.”

Form, Denomination and Registration

Denomination and Registration

The notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount at issuance and integral multiples thereof.

Global Notes

The notes are evidenced by one or more global notes deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.  A holder may hold its interests in the global notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC.  Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds.  Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. will be considered the sole holder of the global notes for all purposes.  Except as provided below, owners of beneficial interests in the global notes:

•

will not be entitled to have certificates registered in their names;

•

will not receive, or be entitled to receive, physical delivery of certificates in definitive form; and

•

will not be considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form.  Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

Network Equipment Technologies will wire, through the facilities of the trustee, payments of principal and accrued interest (including additional interest, if any) on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes.  None of Network Equipment Technologies, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal and accrued interest (including additional interest, if any) on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date.  Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert its notes pursuant to the terms of the notes, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

DTC has advised Network Equipment Technologies that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised Network Equipment Technologies that DTC is:

•

a limited purpose trust company organized under the laws of the State of New York;

•

a member of the Federal Reserve System;

•

a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•

a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates.  DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchaser of the notes.  Certain DTC participants or their representatives, together with other entities, own DTC.  Indirect access to the DTC system is available to others, such as banks, brokers, dealers and trust companies, that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.  If (a) DTC is at any time unwilling or unable to continue as depositary or if at any time ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by Network Equipment Technologies within 90 days or (b) an event of default under the indenture occurs and is continuing and the registrar has received a request from DTC that the notes be issued in definitive registered form, Network Equipment Technologies will cause the notes to be issued in definitive registered form in exchange for the global notes.  None of Network Equipment Technologies, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Transfer and Exchange

A holder may transfer or exchange the notes only in accordance with the provisions of the indenture.  No service charge will be made for any registration of transfer or exchange of notes, but Network Equipment Technologies may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.  Network Equipment Technologies is not required to transfer or exchange any note in respect of which a fundamental change purchase notice has been given and not withdrawn by the holder thereof.

Restrictions on Transfer; Legends

The notes and the shares of common stock which are issued upon conversion of the notes will be subject to certain restrictions on transfer set forth on the notes and in the indenture and on the share certificates, and certificates evidencing the notes and shares of common stock issued upon conversion of the notes will bear a legend regarding such transfer restrictions.  See “Notice to Investors.”

Satisfaction and Discharge

Network Equipment Technologies may satisfy and discharge its obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the provisions of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.  Such discharge is subject to terms contained in the indenture.

Reports

Network Equipment Technologies shall deliver to the trustee, within 15 days after filing with the SEC, copies of Network Equipment Technologies’ annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which Network Equipment Technologies is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  In the event Network Equipment Technologies is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to provide the trustee with reports containing substantially the same information as would have been required to be filed with the SEC had Network Equipment Technologies continued to have been subject to such reporting requirements.  In such event, such reports shall be provided at the times Network Equipment Technologies would have been required to provide reports had it continued to have been subject to such reporting requirements.  Network Equipment Technologies also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Transfer Agent and Registrar

US Bank National Association, as trustee, has been appointed by Network Equipment Technologies as paying agent, conversion agent, registrar and custodian with regard to the notes.  U.S. Bank National Association or its affiliates may from time to time in the future provide banking and other services to Network Equipment Technologies in exchange for a fee.

Computershare Trust Company, N.A. is the transfer agent and registrar for Network Equipment Technologies’ common stock.

Calculations in Respect of Notes

Except as otherwise provided herein, Network Equipment Technologies or its agents will be responsible for making all calculations called for under the notes.  Network Equipment Technologies or its agents will make all these calculations in good faith and, absent manifest error, their calculations will be final and binding on holders of notes.  Network Equipment Technologies or its agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Repurchase and Cancellation of Notes

Network Equipment Technologies and its subsidiaries may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement.  Any notes purchased by Network Equipment Technologies or its subsidiaries may not be reissued or resold and must be surrendered to the trustee for cancellation.

All notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee.  All notes delivered to the trustee will be cancelled promptly by the trustee.  No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

Replacement of Notes

Network Equipment Technologies will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to Network Equipment Technologies and the trustee.  In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and Network Equipment Technologies may be required at the expense of the holder of such note before a replacement note will be issued.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Heller Ehrman LLP, San Francisco, California.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 30, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Quintum Technologies, Inc. and Subsidiary as of and for the year ended June 30, 2007 incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A filed December 11, 2007, have been audited by Wiss & Company, LLP, independent public accounting firm, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We make our annual, quarterly and current reports, and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, available free of charge on or through our Internet website located at www.net.com, as soon as reasonably practical after they are filed with or furnished to the SEC. Stockholders may also access and download free of charge our corporate governance documents, including our Corporate Governance Guidelines, Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee Charters, and Code of Business Conduct, on or through this Internet website. In addition, any stockholder who wishes to obtain a printed copy of any of these documents should write to: Investor Relations, N.E.T., 6900 Paseo Padre Parkway, Fremont, California 94555.

DOCUMENTS INCORPORATED BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the fiscal year ended March 30, 2007;

•

our Quarterly Report on Form 10-Q for the three months ended June 29, 2007;

•

our Quarterly Report on Form 10-Q for the three months ended September 28, 2007;

•

our Quarterly Report on Form 10-Q for the three months ended December 28, 2007;

•

our Current Reports on Form 8-K and 8-K/A, filed on July 30, 2007; October 26, 2007; October 31, 2007; November 7, 2007, December 10, 2007; December 11, 2007 (as updated by the information set forth in this prospectus under “Unaudited Pro Forma Condensed Combined Financial Information”); December 12, 2007; December 20, 2007; January 31, 2008; February 1, 2008; and February 27, 2008; and

•

the description of our capital stock contained in our Registration Statements on Form S-1 filed with the SEC on May 08, 1989, including any amendment or reports filed for the purpose of updating that description.

In addition, we also incorporate by reference into this prospectus additional information that we may subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement through the completion of this offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We are subject to the information and reporting requirements of the Exchange Act, and file periodic reports, proxy statements and we make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

We will provide without charge to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in the prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Investor Relations
Network Equipment Technologies, Inc.
6900 Paseo Padre Parkway
Fremont, California 94555-3660
(510) 713-7300

________________

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus may be used only where it is legal to sell the common stock of Network Equipment Technologies, Inc. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sale of the Notes of Network Equipment Technologies, Inc.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 4, 2007, Network Equipment Technologies, Inc. (N.E.T. or the Company) completed the acquisition of all of the outstanding shares of capital stock of Quintum Technologies, Inc. and Subsidiary (Quintum) at a total cost of $44.9 million, comprised of $20.5 million in cash and 1,732,252 shares of N.E.T common stock (valued at $21.0 million for accounting purposes) issued to the selling stockholders, along with $3.4 million of acquired debt and transaction costs. The acquisition has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the total purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is considered goodwill.

Following is the unaudited pro forma condensed combined statement of operations for the nine months ended December 28, 2007.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED DECEMBER 28, 2007

(In thousands, except per share amounts)

	Historical
	Network Equipment Technologies, Inc.	Quintum Technologies, Inc.	Pro Forma Adjustment		Pro Forma Combined
Revenue	$82,712	$11,068	$—		$93,780
Cost of revenue	39,994	5,060	920	(A)	45,974
Gross margin	42,718	6,008	(920)		47,806
Operating expenses:
Sales and marketing	14,279	3,154	1,412	(A),(B)	18,845
Research and development	17,751	2,449	275	(B)	20,475
General and administrative	8,300	2,272	162	(A),(B)	10,734
Restructure and other costs	79	—	—		79
Total operating expenses	40,409	7,875	1,849		50,133
Income (loss) from operations	2,309	(1,867)	(2,769)		(2,327)
Interest income	3,522	—	(614)	(C)	2,908
Interest expense	(1,479)	(31)	31	(C)	(1,479)
Other income (expense), net	247	(4)	—		243
Income (loss ) before taxes	4,599	(1,902)	(3,352)		(655)
Income tax provision (benefit)	206	—	—		206
Net income (loss)	$4,393	$(1,902)	$(3,352)		$(861)

Basic net income (loss) per share	$0.16			(D)	$(0.03)
Diluted net income (loss) per share	$0.16			(D)	$(0.03)

Common and common equivalent shares:
Basic	26,939		1,580	(D)	28,519
Diluted	27,997				28,519

See accompanying notes to unaudited pro forma condensed combined financial information.

NETWORK EQUIPMENT TECHNOLOGIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.

Basis of Presentation

On December 4, 2007, N.E.T. completed the acquisition of all of the outstanding shares of capital stock of Quintum at a total cost of $44.9 million, comprised of $20.5 million in cash and 1,732,252 shares of N.E.T common stock (valued at $21.0 million for accounting purposes) issued to the selling stockholders, along with $3.4 million of acquired debt and transaction costs. N.E.T. believes Quintum, an enterprise VoIP access switching and gateway solutions provider, will allow the combined entity to extend additional product solutions to customers, including the converged unified messaging and unified communications markets.

The unaudited pro forma condensed combined statement of operations for the nine months ended December 28, 2007 reflects the combined results of N.E.T. and Quintum, on a pro forma basis, as though the companies had been combined as of the beginning of the period. The unaudited pro forma condensed combined statement of operations for the nine months ended December 28, 2007 combines the results of N.E.T. for the nine months ended December 28, 2007, which include the results of Quintum subsequent to December 4, 2007 with the historical results for Quintum for the period from April 1, 2007 to December 4, 2007.

The unaudited pro forma condensed combined statement of operations includes the purchase accounting adjustments based on N.E.T. management’s preliminary estimates of the value of the tangible and intangible assets acquired and liabilities assumed as described in the following notes. N.E.T. may adjust the preliminary purchase price allocation after obtaining more information regarding, among other things, asset valuations, liabilities assumed, and revisions of preliminary estimates. A change affecting the value assigned to the assets acquired or liabilities assumed will result in a reallocation of the purchase price and modifications to the pro forma adjustments.

A pro forma condensed combined balance sheet is not presented as the acquisition was reflected in the unaudited condensed combined balance sheet of N.E.T. at December 28, 2007.

The unaudited pro forma condensed combined financial information should be read in conjunction with (a) N.E.T.’s historical audited consolidated financial statements and the notes thereto included in N.E.T.’s Annual Report on Form 10-K for the year ended March 30, 2007; (b) N.E.T.’s unaudited condensed consolidated financial statements as of December 28, 2007 and for the three and nine months then ended and the notes thereto included in N.E.T.’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2007; (c) the audited consolidated financial statements of Quintum as of June 30, 2007 and for the year then ended and the notes thereto as well as the unaudited consolidated financial statements of Quintum for the three months ended September 30, 2007 included as Exhibit 99.2 and 99.3 in N.E.T.’s Current Report on Form 8-K/A filed December 11, 2007; and (d) the unaudited pro forma condensed combined financial statements and the notes thereto for the year ended March 30, 2007 included as Exhibit 99.4 in N.E.T.’s Current Report on Form 8-K/A filed December 11, 2007.

The pro forma financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of N.E.T. following the acquisition or the financial position or results of operations had the acquisition actually occurred on the dates indicated above.

2.

Unaudited Combined Pro Forma Adjustments

(A)

Represents the amortization of purchased identifiable intangible assets resulting from the preliminary allocation of the purchase price, calculated as if the acquisition had taken place at the beginning of the fiscal period presented, as follows:

(in thousands)	Trademark	Customer List	Technology	Goodwill	Total
Purchased intangible assets:	$1,050	$6,800	$7,100	$27,601	$42,551
Amortization of purchased intangibles	$139	1,166	920	—	$2,225

Purchased identifiable intangible assets are amortized on an accelerated basis to reflect the pattern in which economic benefits of the intangible assets are expected to be consumed. The estimated useful lives of the purchased identifiable intangible assets are: five years for trademark, seven years for customer list, and five years for technology. Amortization of the purchased identifiable intangible assets is charged to general and administrative for trademark, sales and marketing for customer list, and cost of goods sold for technology.

(B)

Records expense for stock-based compensation.

On December 4, 2007, N.E.T. issued 567,500 options to Quintum employees at the closing price of N.E.T. stock on that date and all outstanding Quintum options issued to Quintum employees prior to the acquisition became fully vested and were exercised. The N.E.T. options vest over a four-year period, and for purposes of the unaudited pro forma condensed combined financial information, have been valued and amortized using the Black-Scholes option-pricing formula. The use of the Black-Scholes option-pricing formula and the variables used in determining the fair value was consistent with the valuation of stock-based compensation as used by N.E.T. in its historical financial statements.

(in thousands)	Nine months ended December 28, 2007
Stock-based compensation expense for N.E.T. options issued to Quintum employees:
Sales and marketing	$272
Research and development	304
General and administrative	59
$635
Stock-based compensation expense for Quintum options fully vested at acquisition:
Sales and marketing	$(26)
Research and development	(29)
General and administrative	(36)
$(91)

(C)

Records adjustments to interest income, as a result of cash expended for acquisition, and to interest expense to reflect N.E.T.’s repayment of acquired debt at the acquisition as if the acquisition had occurred at the beginning of the period.

(D)

Adjusts for 1,732,252 shares issued in conjunction with the acquisition.

The unaudited pro forma combined basic and diluted loss per common share is computed by dividing the pro forma combined net loss by the adjusted weighted average number of common shares outstanding assuming the acquisition occurred at the beginning of the period. For the nine months ended December 28, 2007, pro forma combined condensed consolidated basic and diluted net loss per share is the same as the effect of common stock equivalents used in diluted net loss per share is anti-dilutive.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the sale and distribution of the notes and shares of common stock issued upon conversion of the notes. All amounts shown are estimates except the SEC registration fee.

Amount To be Paid
SEC registration fee	$3,341
Legal fees and expenses	25,000
Accounting fees and expenses	6,000
Printing expenses	5,000
Miscellaneous expenses	3,000
Total	$42,341

Item 15.  Indemnification of Directors and Officers

The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. Section 6 of Article VII of the Registrant’s Bylaws provides:

(a)  Indemnification in Actions Other Than Those Brought by the Corporation. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Except as provided in paragraph (d) of this Section 6, the corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

(b)  Indemnification in Actions Brought By or on Behalf of the Corporation. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit.

(c)  Expenses; Prepayment. The corporation shall pay the expenses (including attorneys’ fees) incurred by a director or officer who has been successful on the merits or otherwise in defending any action, suit or proceeding referenced in paragraphs (a) and (b) of this Section 6 and shall pay such expenses in advance of the final disposition of such matter upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

(d)  Indemnification Procedure; Claims. Any indemnification under paragraphs (a) and (b) of this Section 6 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (a) and (b). If a claim for indemnification or payment of expenses under Section 6 of this Article is not paid in full within sixty days after a written claim therefore has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

(e)  Indemnification of Others. The Board of Directors, in its discretion, shall have the power on behalf of the corporation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the corporation and to pay the expenses incurred by any such person in defending such action, suit or proceeding in advance of its final disposition.

(f)  Non-exclusivity of Rights. The indemnification and advancement of expenses provided by or granted pursuant to Section 6 of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(g)  Other Indemnification. The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

(h)  Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Section 6.

(i)  Successor Entities. For purposes of Section 6 of this Article VII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation shall stand in the same position under the provisions of this Section 6 of Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(j)  Survival of Rights; Amendment or Repeal. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall, unless otherwise provided when authorized or ratified, continue as a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the foregoing provisions of Section 6 of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

In addition, Article IX of the Registrant’s Restated Certificate of Incorporation provides as follows:

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.” information provided to us by the selling securityholders and contained herein or in any prospectus supplement.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
4.1	Indenture dated December 18, 2007 between Network Equipment Technologies and U.S. Bank National Association, as Trustee (1)
4.2	Global Note representing the Network Equipment Technology 3.75% Convertible Senior Notes due 2014
4.3	Registration Rights Agreement, dated December 18, 2007, among Network Equipment Technologies and Bear, Stearns & Co. Inc. (1)
4.4	Registrant’s Restated Certificate of Incorporation, as amended (2)
4.5	Registrant’s Bylaws, as amended (3)
5.1	Opinion of Heller Ehrman LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wiss & Company LLP, Independent Auditors
23.3	Consent of Heller Ehrman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the signature page hereto)
25.1	Statement of Eligibility of Trustee on Form T-1

_______

(1)

Incorporated by reference to exhibits to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2007.

(2)

Incorporated by reference to exhibits to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 24, 1995 filed with the Securities and Exchange Commission on February 7, 1996.

(3)

Incorporated by reference to exhibits to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant named below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, state of California, on March 17, 2008.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

By:	/s/ C. Nicholas Keating, Jr.
C. Nicholas Keating, Jr. President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Network Equipment Technologies, Inc., a Delaware corporation, do hereby constitute and appoint C. Nicholas Keating, Jr. and John F. McGrath, Jr., and each of them individually, the lawful attorneys-in-fact and agents, each with full power of substitution or re-substitution, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ C. Nicholas Keating, Jr.	President, Chief Executive Officer and Director	March 17, 2008
C. Nicholas Keating, Jr.
/s/ John F. McGrath, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 17, 2008
John F. McGrath, Jr.
/s/ Dixon R. Doll	Chairman of the Board	March 17, 2008
Dixon R. Doll
/s/ Frederick D. D’Alessio	Director	March 17, 2008
Frederick D. D’Alessio
/s/ David R. Laube	Director	March 17, 2008
David R. Laube

NETWORK EQUIPMENT TECHNOLOGIES

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.2	Global Note representing the Network Equipment Technologies, Inc. 3.75% Convertible Senior Notes due 2014
5.1	Opinion of Heller Ehrman LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wiss & Company LLP, Independent Auditors
25.1	Statement of Eligibility of Trustee on Form T-1